UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.            )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the
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☒ Definitive Proxy Statement		Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Mattel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Mattel, Inc.

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Manhattan Beach Marriott

1400 Parkview Avenue

Manhattan Beach, California 90266

May 10, 2013

9:00 a.m. (Los Angeles Time)

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of Mattel, Inc. will be held on May 10, 2013 at 9:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, CA 90266 (“Annual Meeting”).

We will consider and act on the following items of business at the Annual Meeting:

1.	Election of the 11 directors named in the Proxy Statement. The nominees for election to our Board of Directors are Michael J. Dolan, Trevor A. Edwards, Dr. Frances D. Fergusson, Dominic Ng, Vasant M. Prabhu, Dr. Andrea L. Rich, Dean A. Scarborough, Christopher A. Sinclair, Bryan G. Stockton, Dirk Van de Put and Kathy White Loyd.

2.	Advisory vote to approve named executive officer compensation (“say-on-pay vote”).

3.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2013.

4.	Stockholder proposal regarding an independent Chairman of the Board.

5.	Such other business as may properly come before the Annual Meeting.

The Proxy Statement accompanying this notice describes each of the items of business in more detail. The Board of Directors recommends a vote: FOR each of the 11 nominees for director named in the Proxy Statement, FOR the say-on-pay vote, FOR the ratification of the selection of PriceWaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and AGAINST the stockholder proposal regarding an independent Chairman of the Board.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of our proxy materials (i.e., this Notice of Annual Meeting, the Proxy Statement, our 2012 Annual Report, a form proxy card or voting instruction form and the Admission Policy). The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

If you were a holder of record of Mattel common stock at the close of business on March 15, 2013, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012 during normal business hours for 10 days prior to the Annual Meeting and at the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 546-7511.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

March 26, 2013

All stockholders are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, please so indicate when you submit your proxy by mail, by telephone or via the Internet and bring with you the items that are required pursuant to Mattel’s Admission Policy for the Annual Meeting. A description of the Admission Policy can be found in the Proxy Statement under the section “General Information – Admission Policy for Annual Meeting.” You may obtain directions to the Manhattan Beach Marriott by calling the hotel at (310) 546-7511 or going to its Internet site at http://www.marriott.com/hotels/maps/travel/laxmn-manhattan-beach-marriott/.

Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible in order that your stock will be represented at the Annual Meeting. You may vote in person or by proxy at the Annual Meeting, or you may submit a proxy to vote via the Internet, by telephone or by mail. If you wish to submit your proxy via the Internet or by telephone, please follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form. If you received a paper copy of the proxy materials and wish to submit your proxy by mail, please complete, date, sign and return the proxy card in the postage-prepaid envelope as soon as possible. If you only received the Notice of Internet Availability of Proxy Materials, you may request a paper proxy card by following the instructions in such Notice.

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2013

i

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

• Date and Time:	May 10, 2013 at 9:00 a.m. (Los Angeles time)

• Location:	Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, CA 90266

• Record Date:	March 15, 2013

• Mailing Date:	On or about March 26, 2013, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials and to our other stockholders printed copies of our proxy materials.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendations

Election of Eleven (11) Director Nominees (page 13)	FOR Each Director Nominee

Advisory Vote on the Compensation of Our Named Executive Officers (page 81)	FOR

Ratification of PricewaterhouseCoopers LLP as Independent Accounting Firm for 2013 (page 84)	FOR

Stockholder Proposal Regarding an Independent Chairman of the Board (page 86)	AGAINST

Governance Highlights

2012 was the first year under the leadership of Bryan G. Stockton as our Chief Executive Officer (“CEO”), with Robert A. Eckert, our former CEO, serving as Chairman of the Board and a director through December 31, 2012. Effective as of January 1, 2013, Mr. Stockton was appointed as Chairman of the Board.

Governance highlights include:

•	All independent directors, other than our CEO (10 out of 11 directors);

•	Annual election of directors, with majority of votes cast voting standard;

•	Board membership marked by leadership, experience and diversity;

•	Independent lead director and regular sessions of independent directors;

•	Four active standing board committees comprised solely of independent directors;

•	Board oversight of risk management;

•	Succession planning, with a successful transition to our new CEO; and

•	Meaningful director and executive stock ownership guidelines.

Board Nominees

Name	Director Since	Current/Key Experience	Independent
Michael J. Dolan	2004	Chairman of the Board and Chief Executive Officer of IMG Worldwide	Yes
Trevor A. Edwards	2012	Vice President, Global Brand & Category Management of NIKE, Inc.	Yes
Dr. Frances D. Fergusson	2006	Former President of Vassar College; Director at Pfizer Inc.	Yes
Dominic Ng	2006	Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank	Yes
Vasant M. Prabhu	2007	Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc.	Yes
Dr. Andrea L. Rich	1998	Former President and Chief Executive Officer of the Los Angeles County Museum of Art; Former Executive Vice Chancellor and Chief Operating Officer of the University of California, Los Angeles	Yes
Dean A. Scarborough	2007	Chairman of the Board, President and Chief Executive Officer of Avery Dennison Corporation	Yes
Christopher A. Sinclair	1996	Former Chairman of the Board of Scandent Holdings; Former Chairman and Chief Executive Officer of Pepsi-Cola Company	Yes
Bryan G. Stockton	2012	Chairman of the Board and Chief Executive Officer of Mattel, Inc.	No
Dirk Van de Put	2011	President and Chief Executive Officer of McCain Foods Limited	Yes
Kathy White Loyd	2001	Founder of Horizon Institute of Technology; Former Director at Novell, Inc	Yes

Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”).

2012 was a strong year for Mattel, financially and operationally:

•	Worldwide net sales were up 2% percent from the prior year.

•	Operating income was $1.02 billion, compared to operating income of $1.04 billion for the full-year 2011.

•	Earnings per share was $2.22 as compared to the prior year of $2.18.

•	Net cash flows from operating activities were approximately $1.28 billion, an increase of $611 million from 2011.

•	We paid annual total dividends of $1.24 per share during 2012, which reflects an increase of 35% from 2011, and repurchased 2.3 million shares of our common stock at a cost of approximately $78 million.

•	Our stock price increased from $27.76 to $36.62 during 2012, reflecting a one-year Total Stockholder Return (“TSR”) of 37% compared to our peer group one-year median TSR of 15%.

•	We experienced three-year and five-year TSR of 27% and 19%, respectively.

Executive Compensation Highlights

•	Our objectives are to grow our share in the marketplace, continue to improve our operating margins and create long-term stockholder value.

•	Our CEO’s total direct compensation (comprised of base salary, annual cash bonus and equity-based long-term incentives) is aligned with the changes to our indexed TSR over the last five fiscal years.

•	Our annual cash incentives emphasize profitability as well as cash and working capital management. In 2012, cash incentives were paid at approximately 173% of target opportunity for our named executive officers (“NEOs”), based particularly on our strong annual gross margin percentage.

•	We grant long-term performance-based RSUs every three years that are earned based on the average of our annual financial performance measures and our three-year TSR performance over the three-year performance cycle. Under our 2011-2013 Long-Term Incentive Program, the financial performance measures emphasize net sales and operating results. In 2012, we achieved approximately 122% of target under these financial measures based largely on our operating results and capital deployment decisions.

•	A significant percentage of our NEO incentive compensation is in the form of “at risk” pay in order to provide the greatest emphasis on long-term performance and stockholder alignment. For 2012, our equity-based awards represented between 50% and 70% of our NEOs’ compensation opportunities.

•	We set target total direct compensation for our NEOs generally at the median of our company peer group.

•	We have a severance plan that provides a limit on benefits to a multiple of two times and no tax gross-ups.

•	We eliminated single trigger equity acceleration for all equity awards granted on or after May 12, 2010.

•	Our Compensation Committee retains a leading independent compensation consultant.

•	We have experienced strong “say-on-pay” support, with greater than 95% stockholder approval in 2012.

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012
Corporate Website:	www.corporate.mattel.com
Investor Relations Website:	http://investor.shareholder.com/mattel/
State of Incorporation:	Delaware
Stock Symbol:	NASDAQ: MAT

GENERAL INFORMATION

Mattel’s 2013 Annual Meeting of Stockholders will be held on May 10, 2013 at 9:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, CA 90266 (“Annual Meeting”).

The Board of Directors of Mattel (“Board”) is soliciting proxies to be voted at the Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about March 26, 2013, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials over the Internet, and mail printed copies of the proxy materials to the rest of our stockholders. A similar Notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2012 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained on the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Stockholder Meeting to be Held on May 10, 2013

This Proxy Statement and our 2012 Annual Report are available on our website at http://investor.shareholder.com/mattel/financials.cfm. This website address contains the following documents: the Notice of the Annual Meeting, this Proxy Statement and our 2012 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who is Entitled to Vote

The Board has fixed March 15, 2013 as the record date for the Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 345,028,304 outstanding shares of Mattel common stock held by approximately 32,179 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote.

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote by mail, by telephone or via the Internet.

Internet and telephone voting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by mail

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How to Vote if a Bank, Broker or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term broker non-votes refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors, the say-on-pay vote and the stockholder proposal regarding an independent Chairman of the Board and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum (because the proxy includes the proposal to ratify the selection of Mattel’s auditor, as to which brokers have discretionary voting authority). If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

Quorum; How Votes are Counted

In order for there to be a vote on any matter at the Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the Annual Meeting must be present in person or by proxy. In determining whether we have a quorum at the Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present in person or by proxy, may adjourn the meeting to another place, date or time.

Votes Required to Elect Directors and Adopt Other Proposals

Election of Directors

Under Mattel’s Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election.

Say-on-Pay Vote, Ratification of the Selection of PricewaterhouseCoopers LLP and Stockholder Proposal Regarding Independent Chairman of the Board

Similarly, for the say-on-pay vote, the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm and the stockholder proposal regarding an independent Chairman of the Board, each requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes will not be counted as votes cast “for” or “against” a director or “for” or “against” a proposal and consequently will have no effect on a director’s election or the outcome of any of the other proposals to be considered at the Annual Meeting.

In accordance with Mattel’s Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, Mattel’s Bylaws provide that if any incumbent nominee is not elected at an annual meeting and no successor has been elected at the meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or decrease the size of the Board by majority vote of the remaining directors.

How Your Proxy Will Be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

•	“FOR” the election as directors of the 11 nominees named in this Proxy Statement;

•	“FOR” proposal 2, the advisory vote to approve named executive officer compensation;

•	“FOR” proposal 3, ratification of Mattel’s independent registered public accounting firm; and

•	“AGAINST” proposal 4, a stockholder proposal regarding an independent Chairman of the Board.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors, on proposal 2 or on proposal 4, your shares will not be voted for the election of any directors and will not be voted on proposal 2 or on proposal 4, as applicable, and instead will be considered a broker non-vote as to those proposals.

The Board does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•	If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your vote, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 9, 2013 (the business day before the Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 7, 2013 (three business days before the Annual Meeting); or

•	Attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the Annual Meeting, at or before the taking of the vote.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your vote or to vote at the Annual Meeting. You need to present a valid proxy from your broker authorizing you to vote your shares at the Annual Meeting.

Admission Policy for Annual Meeting

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 15, 2013 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 15, 2013. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on 15, 2013, please call Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 15, 2013.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 15, 2013.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 15, 2013, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 15, 2013.

If you acquired your shares of Mattel common stock at any time after the close of business on March 15, 2013, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

–	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 15, 2013, or (ii) a brokerage account statement as of a date after March 15, 2013 indicating that you own Mattel common stock; or

–	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 15, 2013.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 15, 2013; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 15, 2013, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 15, 2013, and

•	Valid personal photo identification (such as a driver’s license or passport).

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting. Shares may be voted in person at the Annual Meeting only by (a) the record holder as of the close of business on March 15, 2013 or (b) a person holding a valid proxy executed by such a record holder.

“Householding”

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

PRINCIPAL STOCKHOLDERS

As of March 15, 2013, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, 5% or more of Mattel’s common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Owned
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	30,339,567(1)	8.79%(1)
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	21,552,139(2)	6.25%(2)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	20,905,900(3)	6.06%(3)
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,932,925(4)	5.78%(4)

(1) As reported in a Schedule 13G/A filed with the SEC on February 1, 2013 by BlackRock, Inc. on behalf of itself and its subsidiaries. The Schedule 13G/A states that BlackRock, Inc. has sole voting power and dispositive power as to all of such shares.

(2) As reported in a Schedule 13G/A filed with the SEC on February 14, 2013 by Wellington Management Company, LLP. The Schedule 13G/A states that Wellington Management Company, LLP, as investment advisor, has shared voting power as to 9,098,517 shares and shared dispositive power as to all 21,552,139 shares.

(3) As reported in a Schedule 13G filed with the SEC on February 13, 2013 by Capital Research Global Investors. The Schedule 13G states that Capital Research Global Investors has sole voting power and dispositive power as to all of such shares.

(4) As reported in a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group. The Schedule 13G/A states that The Vanguard Group, as an investment advisor, has sole voting power as to 594,309 shares, shared dispositive power as to 568,733 shares and sole dispositive power as to 19,364,192 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 15, 2013, the record date, by (i) each director and nominee for director, (ii) our named executive officers, as described under the section “Compensation Disclosure – Compensation Discussion and Analysis” and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Position with Mattel as of the Record Date	Amount and Nature of Beneficial Ownership(1)(2)
Thomas A. Debrowski	Executive Vice President, Worldwide Operations	387,254
Michael J. Dolan	Director	91,525
Trevor A. Edwards	Director	–
Kevin M. Farr	Chief Financial Officer	612,516
Dr. Frances D. Fergusson	Director	17,907
Geoff M. Massingberd	Executive Vice President, International	201,998
Dominic Ng	Director	32,000
Robert Normile	Executive Vice President, Chief Legal Officer and Secretary	324,218
Vasant M. Prabhu	Director	15,907
Dr. Andrea L. Rich	Director	49,106
Dean A. Scarborough	Director	16,500
Christopher A. Sinclair	Director	57,389
Bryan G. Stockton	Chairman of the Board and CEO	772,423
Dirk Van de Put	Director	175
Kathy White Loyd	Director	7,059

All current Directors and Executive Officers, as a group (23 persons)		3,071,017(3)

(1) Each director and executive officer named above owns or controls, or may be deemed to beneficially own or control, less than 1.0% of Mattel common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 345,028,304 shares of Mattel common stock outstanding as of March 15, 2013.

(2) Includes (i) shares which the individuals shown have the right to acquire upon vesting of restricted stock units (“RSUs”), or upon exercise of vested options, as of March 15, 2013 or within 60 days thereafter, and (ii) shares held through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the table below.

(3) The amount stated represents approximately 0.9% of the outstanding shares of Mattel common stock.

Name of Beneficial Owner	Stock Options	RSUs	401(k) Shares
Mr. Debrowski	316,347	–	6,266
Mr. Dolan	48,000	4,320	–
Mr. Edwards	–	–	–
Mr. Farr	479,558	–	13,938
Dr. Fergusson	–	4,320	–
Mr. Massingberd	141,989	–	–
Mr. Ng	22,500	–	–
Mr. Normile	274,802	–	12,281
Mr. Prabhu	–	4,320	–
Dr. Rich	33,000	–	–
Mr. Scarborough	12,000	–	–
Mr. Sinclair	33,000	4,320	–
Mr. Stockton	644,775	–	6,975
Mr. Van de Put	–	–	–
Ms. White Loyd	–	–	–

All current Directors and Executive Officers	2,338,030	17,280	53,937

PROPOSAL 1 –

ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. Mattel’s Corporate Governance Guidelines set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them with input from the Chairman of the Board.

Under the Guidelines, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the skills and characteristics required of Board members given the current make-up of the Board and the perceived needs of the Board at that time. This review includes an assessment of the talents, skills, areas of expertise, experience, diversity and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks individuals qualified to become Board members for recommendation to the Board. The committee, with input from the Chairman of the Board, screens candidates to fill vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. Candidates whom the committee expresses interest in pursuing meet in person with at least two members of the Governance and Social Responsibility Committee before they are selected. The committee recommends to the Board director nominees for each annual meeting of stockholders.

The Governance and Social Responsibility Committee also has adopted a Director Nominations Policy that describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership. The Director Nominations Policy provides a flexible set of guidelines for the effective functioning of Mattel’s director nominations process. This policy also identifies the following minimum qualifications that each nominee should possess:

•	An outstanding record of professional accomplishment in his or her field of endeavor;

•	A high degree of professional integrity, consistent with Mattel’s values;

•	Willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	Willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Governance and Social Responsibility Committee’s judgment, interfere with or limit his or her ability to do so.

The Director Nominations Policy also lists the following additional skills, experiences and qualities that are desirable in nominees:

•	Skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large, consumer products or multinational company, and/or senior level experience in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	Qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

Lastly, the Director Nominations Policy indicates that whether a nominee would be an independent director of Mattel also is considered in the context of the overall independence of Mattel’s Board and the independence of the committees of the Board.

In performing its role in the annual nomination process, the Governance and Social Responsibility Committee reviews the composition of the Board in light of the committee’s assessment of the needs of the Board for additional or replacement Board members, Mattel’s current business structure, operations, financial condition, challenges facing Mattel, the Board’s performance and inputs from stockholders and other key constituencies, and evaluates director nominees against the criteria for nominees set forth in the Director Nominations Policy, including such criteria related to diversity. The committee intends to review the Director Nominations Policy periodically, and anticipates that modifications may be necessary or advisable from time to time as Mattel’s needs and circumstances evolve, and as applicable, legal or listing standards change. Accordingly, the Governance and Social Responsibility Committee may amend the Director Nominations Policy from time to time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate website.

Stockholder Nominations

The Governance and Social Responsibility Committee will consider stockholder nominations of possible candidates for Board membership that are submitted properly pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders, as described below. In evaluating such nominations and recommendations, the Governance and Social Responsibility Committee applies the same criteria as are used for evaluating candidates generally, as described above.

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the timing and other requirements for such nomination contained in the advance notice provisions of Mattel’s Bylaws and applicable law. The required notice should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Governance and Social Responsibility Committee the name of such recommended nominee, as well as a detailed statement explaining why such person is making such recommendation. Any such recommendation must include all information required by Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. See the “Deadline for Future Proposals, Nominations and Recommendations by Stockholders – Recommendations of Director Candidates” section of this Proxy Statement for a description of the procedures that are required to be followed. Mattel’s Bylaws and the Director Nominations Policy are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

The Nominees

The Board currently consists of 11 members. Robert A. Eckert, our former CEO, served as a director and our Chairman of the Board through December 31, 2012, at which time he retired from service on our Board. The authorized number of directors on the Board was reduced to 11 effective as of January 31, 2013. Based upon recommendations of the Governance and Social Responsibility Committee, the Board has nominated the following 11 members for re-election to the Board at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal:

Michael J. Dolan	Vasant M. Prabhu	Bryan G. Stockton

Trevor A. Edwards	Dr. Andrea L. Rich	Dirk Van de Put

Dr. Frances D. Fergusson	Dean A. Scarborough	Kathy White Loyd

Dominic Ng	Christopher A. Sinclair

All of the nominees are currently directors, and each nominee has consented to being named in this Proxy Statement as a nominee for election as a director and has agreed to serve as a director if elected.

If you submit your proxy, unless you give instructions to the contrary, the proxy holders will cast your votes “for” the election of the nominees listed above. If, before the Annual Meeting, any nominee becomes unavailable to serve, the Board may identify a substitute for such nominee and treat votes “for” the unavailable nominee as votes “for” the substitute. We presently believe that each of the nominees named above will be available to serve.

No nominee has any current arrangement or understanding with Mattel or, to Mattel’s knowledge, any other person or persons, pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

The Board, upon recommendation of the Governance and Social Responsibility Committee, selected a slate of nominees whose experiences, qualifications, attributes and skills in, among other things, leadership of large corporations, consumer products, international business, marketing and advertising, financial management and operations, information technology, commercial banking, investment banking, including mergers and acquisitions and business development, accounting, community outreach, corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time. The Board also selected nominees with experience gained from past service with Mattel and situations confronting other companies that are comparable to those confronting Mattel.

Set forth below for each nominee that is standing for election is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years and educational degrees. The specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below.

Michael J. Dolan, age 66, has served as a director of Mattel since 2004. Mr. Dolan has served as Chairman of the Board and Chief Executive Officer of IMG Worldwide, a global leader in sports, fashion and media entertainment, since November 2011. Prior to that, Mr. Dolan served at IMG as President and Chief Operating Officer, from April 2011 to November 2011, and before that as Executive Vice President and Chief Financial Officer, from April 2010 to April 2011. He served as Chairman of the Board of America’s Choice, Inc., a developer of research-based school improvement solutions, from October 2004 to September 2010 when the Company was sold to Pearson PLC. He served as Executive Vice President and Chief Financial Officer of Viacom, Inc., a leading global entertainment content company, from May 2004 to December 2006. Mr. Dolan served as Senior Advisor to Kohlberg Kravis Roberts & Co., a leading private equity firm with substantial investments in many large consumer retail companies, from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc., a marketing and communications company: Chairman of the Board and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000). Mr. Dolan also serves on the Board of Directors of Bacardi Limited (since 2009), where he currently serves on its Audit Committee. Mr. Dolan holds bachelor’s and master’s degrees from Fordham University, an MBA from Columbia University, and a Ph.D. from Cornell University.

Mr. Dolan brings to Mattel’s Board a valuable perspective on the entertainment industry through his experience as Chief Executive Officer of IMG, which is important to Mattel since many of its most popular toys are derived from licensed entertainment properties. Also, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights to Mattel, which is a large purchaser of advertising, in the areas of advertising and brand building. Mr. Dolan has gained valuable experience as the former Chief Financial Officer of IMG, Viacom and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating the financial results and financial reporting processes of large companies. Mr. Dolan’s extensive business experience makes him an important contributor to Mattel’s Compensation Committee on which he serves as Chair and the Governance and Social Responsibility Committee and the Executive Committee on which he serves as a member. Mr. Dolan is also involved in the community, serving on the Board of Directors of Northside Center for Child Development (since 2003), a non-profit organization.

Trevor A. Edwards, age 50, has served as a director of Mattel since 2012. Mr. Edwards has served as Vice President, Global Brand & Category Management of NIKE, Inc., the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities, since August 2006. Mr. Edwards served as Vice President, Global Brand Management of NIKE from September 2002 to August 2006, and before that, as Vice President, U.S Brand Marketing from 2000 to 2002, and as Vice President, EMEA Marketing from 1999 to 2000. He was the Director of Marketing for Europe from 1997 to 1999 and the Director of Marketing for the Americas from 1995 to 1997. Mr. Edwards began his career at The Goldman Sachs Group, Inc. and has also held management positions at Colgate-Palmolive Company. Mr. Edwards holds a bachelor’s degree in business and an MBA from Baruch College, City University of New York.

Mr. Edwards brings to Mattel’s Board and the Governance and Social Responsibility Committee on which he serves as a member, two decades of marketing and global brand management experience from a large, public company. His leadership, strategy and management skills in overseeing category business units globally and all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, provide a unique perspective on Mattel’s key goals and strategy for growth. During his career at NIKE, Mr. Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of NIKE+. In addition, he helped transform the digital landscape and position NIKE as a leader in the use of social media to connect with consumers globally. Mr. Edwards has served on the boards of the following non-profit entities: NIKE Foundation (since 2005) and Management Leadership for Tomorrow (since 2008).

Dr. Frances D. Fergusson, age 68, has served as a director of Mattel since 2006. Dr. Fergusson served as President of Vassar College from 1986 to 2006. From 1982 to 1986, Dr. Fergusson was Provost and Vice President for academic affairs at Bucknell University. Dr. Fergusson currently chairs the Regulatory and Compliance Committee and serves on the Compensation and Science & Technology Committees of the Board of Directors of Pfizer Inc. She served on the Board of Directors of Wyeth Pharmaceuticals from 2005 to 2009, where she chaired the Nominating and Governance Committee and served on the Corporate Issues and Science & Technology Committees. She was a director of HSBC Bank USA from 1990 to 2008 and was on its Executive Committee and chair of the Human Resources and Compensation Committee. Dr. Fergusson holds a bachelor’s degree from Wellesley College and master’s and Ph.D. degrees from Harvard University.

As the former President of a major educational institution, Dr. Fergusson provides to Mattel’s Board her extensive general and financial management and leadership experience. Dr. Fergusson also brings to Mattel’s Governance and Social Responsibility Committee on which she serves as Chair and the Executive Committee and the Finance Committee on which she serves as a member, her broad experience serving on the Boards of Directors of many large, highly-regarded for-profit and non-profit entities. She has served on the boards of the following non-profit entities: The Mayo Clinic (1988-2002, Chair 1998-2002), Harvard University Board of Overseers (2002-2008, President 2007-2008), Vassar College (President and Chair of the Executive Committee, 1986-2006), The Getty Trust (since 2007), National Humanities Center (2006-2012), Foundation for Contemporary Arts (2006-2012), The School of American Ballet (since 2007), Second Stage Theatre (since 2006) and The Noguchi Foundation (1997-2007). She chaired major strategic planning efforts at Vassar College, The School of American Ballet and Second Stage Theatre. Dr. Fergusson also received in 2011 the Harvard Medal for her outstanding service to the University.

Dominic Ng, age 54, has served as a director of Mattel since 2006. Mr. Ng has served as Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, one of the largest banks based in California, since 1992 and served as president from 1992 to 2009. Prior to that, Mr. Ng was President of Seyen Investment, Inc., from 1990 to 1992, and before that Mr. Ng spent a decade practicing as a certified public accountant with Deloitte & Touche LLP. From 2005 to 2010, Mr. Ng served as a director of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Ng transformed East West Bank from a small community bank based in Los Angeles into a full service commercial bank that is now among the nation’s top 30 publicly traded banks, with $22.5 billion in assets and over 120 locations worldwide. Ranked in the top 10 of the 100 Best Banks in America by Forbes for the last three consecutive years (2010-2012) and rated among the top 25 U.S. banks by market capitalization, East West Bank is a leading regional bank that is widely known as the financial bridge between the United States and Greater China. Mr. Ng holds a bachelor’s degree from the University of Houston, an honorary doctor of law degree from Occidental College and an honorary fellowship from Lingnan University in Hong Kong.

As a certified public accountant, Mr. Ng has gained valuable experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Sinclair, Prabhu and Van de Put, as one of the Committee’s four Audit Committee Financial Experts, and to the Finance Committee on which he also serves as a member. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China. Mr. Ng is Chairman of the Committee of 100, an international, non-profit, non-partisan membership organization that promotes constructive relations between the people of the United States and Greater China. Since 2010, he has served on the board of the Pacific Council on International Policy. Mr. Ng also brings to Mattel’s Board extensive business and governmental connections in the State of California and the City of Los Angeles, where Mattel is headquartered. Mr. Ng’s past and present board memberships and advisory affiliations include: California Bankers Association (2002-2011); California Commission for Jobs and Economic Growth (2005-2010); California State Treasurer’s Financial Institution Advisory Committee (1995-1998); Los Angeles’ Mayor’s Trade Advisory Council (2009-2011); Town Hall Los Angeles (1997-2004); and United Way of Greater Los Angeles (since 1995).

Vasant M. Prabhu, age 53, has served as a director of Mattel since 2007. Mr. Prabhu has served as Vice Chairman and Chief Financial Officer of Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”), one of the world’s largest hotel and leisure companies, since March 2010. From 2004 to March 2010, he served as Executive Vice President and Chief Financial Officer of Starwood. Prior to joining Starwood, Mr. Prabhu served as Executive Vice President and Chief Financial Officer of Safeway, Inc. from 2000 to 2003. From 1998 to 2000, Mr. Prabhu served as President of the Information and Media Group of McGraw-Hill. Mr. Prabhu served as Senior Vice President Finance & Chief Financial Officer of Pepsi International from 1992 to 1998. He also previously served as a director and member of the Audit and Compensation Committees of the Board of Directors of Knight Ridder from 2003 to 2006. Mr. Prabhu holds a bachelor’s degree in Engineering from the Indian Institute of Technology, Mumbai, India, and an MBA in Marketing and Finance from the University of Chicago.

As Chief Financial Officer of a large public company, Mr. Prabhu has extensive experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Prabhu brings this experience to Mattel’s Audit Committee where he serves, along with Messrs. Ng, Sinclair and Van de Put, as one of the Committee’s four Audit Committee Financial Experts, and to the Finance Committee on which he also serves as a member. As Senior Vice President Finance & Chief Financial Officer of Pepsi International, Mr. Prabhu was responsible for the company’s franchise and had oversight of operations in more than 100 countries. His global management and finance experience are also important to Mattel given its significant international operations. Mr. Prabhu also brings to Mattel’s Board his experience serving on the Board of Directors of another large public corporation.

Dr. Andrea L. Rich, age 69, has served as a director of Mattel since 1998. Dr. Rich served as President and Chief Executive Officer and Artistic Director of the Los Angeles County Museum of Art (“LACMA”) from 1999 to 2005 and as President and Chief Executive Officer of LACMA from 1995 to 1999. Prior to her decade-long tenure at LACMA, Dr. Rich had a long, distinguished academic and administrative career at the University of California, Los Angeles (including being the recipient of the UCLA Distinguished Teaching Award in 1974 and the UCLA Medal in 2000 (the University’s highest honor) for Dr. Rich’s contributions to the University and to the community), culminating in her appointment to the position of Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995, when she retired from University service. Dr. Rich holds bachelor’s, master’s and Ph.D. degrees from the University of California, Los Angeles, where she graduated summa cum laude and was a Phi Beta Kappa member.

Dr. Rich contributes to Mattel’s Board and to the Compensation Committee and the Governance and Social Responsibility Committee on which she also serves as a member, her management experience having served as Chief Operating Officer of a large public university, where she was responsible for all of its operations, including administrative and academic oversight of the UCLA Medical Enterprises (hospital, medical school, physician practice plans, research institutes, etc.), eleven professional schools and a $2 billion budget. Her extensive non-profit service and connections throughout the Los Angeles metropolitan area, where Mattel is headquartered, are important to Mattel’s philanthropic activities in the community, and her wide-ranging experience in education and community service provides a valuable and unique perspective to the Board. Dr. Rich has significant board experience as well as non-profit board participation. In addition to her service on Mattel’s Board, she has served on the Board of Directors of the Douglas-Emmett Real Estate Investment Trust (since 2007), the Private Bank of California (since 2005), La Plaza de Cultura y Artes (since 2006), The Jules Stein Eye Institute (since 2006), the UCLA Brain Mapping Institute Foundation (since 2011), and Save the Children (since 2009). In addition, she has served on the boards of Pitzer College and Claremont McKenna College.

Dean A. Scarborough, age 57, has served as a director of Mattel since 2007. Mr. Scarborough has served as Chairman of the Board, President and Chief Executive Officer of Avery Dennison Corporation, an industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide, since April 2010. From May 2005 to April 2010, he served as President and Chief Executive Officer of Avery Dennison. From 2000 to May 2005, Mr. Scarborough served as President and Chief Operating Officer of Avery Dennison. He also has served on Avery Dennison’s Board of Directors since 2000. Mr. Scarborough holds a bachelor’s degree from Hiram College and an MBA from the University of Chicago.

As a currently-serving President and Chief Executive Officer of a large public company, Mr. Scarborough brings to Mattel’s Board deep management, brand building, leadership, finance, global retail and operations experience that makes him an important contributor to the Board, the Compensation Committee and the Executive Committee on which he also serves as a member and the Finance Committee on which he serves as Chair. Mattel and Avery Dennison share some of the same customers and distribution channels, enabling Mr. Scarborough to provide valuable perspective and insights in these areas. He also brings to Mattel’s Board his experience serving on the Board of Directors of another large public company. Mr. Scarborough is a prominent member of the Los Angeles business community, where Mattel is headquartered.

Christopher A. Sinclair, age 62, has served as a director of Mattel since 1996. Mr. Sinclair served as Chairman of the Board of Scandent Holdings, a Mauritius-based information technology investment company, from 2002 to 2008 and served as Executive Chairman of Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services from 2005 to 2009. He also served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2000 to 2005. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002. From 1999 to 2000, he served as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years. Mr. Sinclair has served on the Board of Directors of several companies: Foot Locker, Inc. (1995-2008, where he served on the Finance and Compensation Committees), Cambridge Solutions Corporation, Ltd. (2003-2009, where he served on the Compensation and Audit Committees), and Perdue Farms (1992-2000). Mr. Sinclair holds a bachelor’s degree in Marketing from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

Mr. Sinclair was responsible for building Pepsi-Cola’s international business, and he brings substantial global business experience to Mattel’s Board. As a former Chief Executive Officer of a large, multinational, multibrand consumer products company like Pepsi-Cola, Mr. Sinclair also gained front-line exposure to many of the issues facing a public company like Mattel, particularly on the operational, financial and corporate governance fronts, making Mr. Sinclair well suited to be Mattel’s Lead Director and to chair each of Mattel’s Audit Committee and Executive Committee. Mr. Sinclair has extensive board experience, having served on the boards of numerous companies, including a number of emerging market growth ventures such as The Water Initiative (since 2008) and Biovittoria, Ltd. (since 2009).

Bryan G. Stockton, age 59, has served as a director of Mattel since 2012. Mr. Stockton has been our Chairman of the Board since January 2013 and also served as our Chief Executive Officer and a director since January 2012. He served as our Chief Operating Officer from January 2011 through December 2011, as President, International from November 2007 to January 2011, as Executive Vice President, International from February 2003 to November 2007 and as Executive Vice President, Business Planning and Development from November 2000 to February 2003. From April 1998 until November 2000, he was President and Chief Executive Officer of Basic Vegetable Products, the largest manufacturer of vegetable ingredients in the world. For more than 20 years prior to that, he was employed by Kraft Foods, Inc., the largest packaged food company in North America, and was President of Kraft North American Food Service from August 1996 to March 1998. Mr. Stockton holds a bachelor’s degree and an MBA from Indiana University.

Mr. Stockton brings to Mattel’s Board decades of international business and global consumer products brand management experience as well as a deep understanding of Mattel’s business. Mr. Stockton also provides Mattel’s Board with invaluable leadership, international, marketing, mergers and acquisitions, financial, operations and general management experience. From 2006 to August 2012, Mr. Stockton served on the board of Bob Evans Farms, Inc. and was a member of its Compensation Committee and Finance Committee. Mr. Stockton has been actively involved with the Toy Industry Association since 2004, having been a member of the Board of Directors (served as its Chairman from 2010-2012) and currently serving as a Board Advisor. In addition, Mr. Stockton currently serves as a member of the President’s Advisory Council at Otis College of Arts & Design since April 2011, the UCLA Anderson School Board of Visitors since August 2012 and the 2015 Special Olympics World Summer Games Los Angeles Board of Directors since June 2012.

Dirk Van de Put, age 52, has served as a director of Mattel since 2011. Mr. Van de Put has served as President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry, since July 2011. From May 2010 to July 2011, he served as Chief Operating Officer of McCain Foods, and he has served on the Board of Directors of McCain Foods since May 2010. From September 2009 to May 2010, he served as President of the Global Over-the-Counter, Consumer Health division of Novartis AG, a world leader in innovative healthcare products, research and development. From 2007 to 2009, he served as President of the Americas division at Groupe Danone, a leader in the food industry in packaged water, dairy and baby food products. Mr. Van de Put served as President of the Latin America division at Groupe Danone from 1998 to 2007. In 1998, Mr. Van de Put served as President of the Caribbean division of The Coca-Cola Company and served as Vice President of the Value Chain Management, Brazil division of The Coca-Cola Company from 1997 to 1998. Mr. Van de Put holds a doctorate in veterinary medicine from the University of Ghent and an MBA from the University of Antwerp.

As a currently-serving President, Chief Executive Officer and member of the Board of Directors of a large, multinational corporation, Mr. Van de Put has invaluable management, finance, leadership, international, global retail and operations expertise. Mr. Van de Put contributes to Mattel’s Board extensive and diversified management experience in large public and private companies in the global retail and consumer packaged goods industries. Mr. Van de Put also brings all of this experience to Mattel’s Audit Committee where he serves, along with Messrs. Sinclair, Prabhu and Ng, as one of the Committee’s four Audit Committee Financial Experts.

Kathy White Loyd, age 63, has served as a director of Mattel since 2001. Ms. White Loyd founded the Horizon Institute of Technology in 2002. Horizon is an educational institution dedicated to promoting academic excellence in the field of computer science. She also founded Rural Sourcing, Inc., an information technology services provider, in 2003. Ms. White Loyd served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 to 2003, where she was responsible for directing the company’s strategic use of information systems and the e-business organization. From 1996 to 1999, Ms. White Loyd was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999. From 1981 to 1991, she was a tenured professor of information technology at the Bryan School of Business at the University of North Carolina. From 2003 to 2010, Ms. White Loyd served on the Board of Directors of Novell, Inc. and as a member of its Compensation and Corporate Governance Committees. Ms. White Loyd holds a bachelor’s degree in Business Education and an MBA from Arkansas State University and an Ed.D. in Business Education from the University of Memphis.

As a former Chief Information Officer and one of the country’s most respected information management leaders, Ms. White Loyd provides Mattel’s Board with unique insights into the strategic use of information technology as a competitive advantage. Such experience and her public company experience make Ms. White Loyd an important contributor to the Board and the Audit Committee and Compensation Committee on which she serves as a member. Ms. White Loyd also has non-profit Board experience. She served on the Board of the University of North Carolina Educational Foundation from 2005-2009.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Nasdaq requires each Nasdaq-listed company to have a board of directors comprised of at least a majority of independent directors. Generally, under Nasdaq rules, a director qualifies as independent if the director is not an executive officer or employee of the listed company and, as affirmatively determined by the Board, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq rules specify a number of categories of relationships between a director and a listed company that would make a director ineligible to be independent. Mattel’s Board has adopted Corporate Governance Guidelines that include provisions regarding qualifications for director independence. The Corporate Governance Guidelines are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/guide.aspx. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

In accordance with Nasdaq rules and Mattel’s Corporate Governance Guidelines, the Board has affirmatively determined that each of the current directors of Mattel, except Bryan G. Stockton, our CEO, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect. In addition, the Board previously determined that Tully M. Friedman and G. Craig Sullivan, each of whom retired from the Board in May 2012, and Robert A. Eckert, who retired from the Board in December 2012, were each independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as then in effect. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees. The Audit Committee members also meet the specific membership criteria for members of audit committees under the applicable Nasdaq and SEC rules. The Compensation Committee members also qualify as “non-employee directors” and “outside directors” within the meaning of Section 16 of the Exchange Act and the Internal Revenue Code, respectively.

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including IMG Worldwide, Starwood Hotels and Resorts Worldwide, Inc. and Avery Dennison Corporation). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies. The Board has determined that none of these relationships is material and that none of these relationships impairs the independence of any non-employee director.

Board Meetings

During 2012, the Board held five meetings. No director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which he or she served.

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were 14 directors at the time of the 2012 Annual Meeting of Stockholders, including Tully M. Friedman and G. Craig Sullivan, who did not stand for re-election, and 11 attended the meeting.

Board Committees

Our Board has established six principal committees: the Audit Committee, the Governance and Social Responsibility Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Equity Grant Allocation Committee. Each of the Audit Committee, the Governance and Social Responsibility Committee and the Compensation Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committee’s current charter is available on our website at http://corporate.mattel.com/about-us/bios.aspx.

The current chairs and members of the committees are identified in the following table:

Director	Audit Committee	Governance and Social Responsibility Committee	Compensation Committee	Executive Committee	Finance Committee	Equity Grant Allocation Committee
Non-Employee Directors Michael J. Dolan		M	C	M
Trevor A. Edwards		M
Dr. Frances D. Fergusson		C		M	M
Dominic Ng	M				M
Vasant M. Prabhu	M				M
Dr. Andrea L. Rich		M	M
Dean A. Scarborough			M	M	C
Christopher A. Sinclair*	C			C
Dirk Van de Put	M
Kathy White Loyd	M		M
Employee Director Bryan G. Stockton						M

“C” Chair

“M” Member

*Independent lead director

Audit Committee

Mattel’s Audit Committee is chaired by Mr. Sinclair and includes Mr. Ng, Mr. Prabhu, Mr. Van de Put and Ms. White Loyd as members. The Board has determined that each member of the Audit Committee meets the SEC and Nasdaq independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee satisfies the “financial sophistication” requirements of the Nasdaq listing standards, and that Christopher A. Sinclair, the Chair of the Audit Committee, Dominic Ng, Vasant M. Prabhu and Mr. Van de Put are all “Audit Committee Financial Experts,” as such term is defined under SEC rules.

During 2012, the Audit Committee held 12 meetings.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight responsibilities regarding:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	Mattel’s compliance with legal and regulatory requirements.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee.

The Audit Committee meets periodically, in separate executive sessions, with management, the Chief Legal Officer, the senior internal auditing officer and the independent registered public accounting firm. The committee may request any officer or employee of Mattel or Mattel’s outside counsel or independent registered public accounting firm to attend a meeting of the committee or to meet with any members of, or consultants to, the committee. The committee has the authority to retain independent legal, accounting or other advisors, to the extent it deems necessary or appropriate.

Additional duties and responsibilities of the Audit Committee are outlined in the committee’s charter, and include the following:

•	To pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm;

•	To meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed;

•	To review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group;

•	To discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies;

•	To review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs; and

•	To discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

Governance and Social Responsibility Committee

Mattel has a Governance and Social Responsibility Committee chaired by Dr. Fergusson that includes Mr. Dolan, Mr. Edwards and Dr. Rich as members. All of the members of the committee are independent directors.

During 2012, the Governance and Social Responsibility Committee held five meetings.

The primary purposes of the Governance and Social Responsibility Committee are:

•	To assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders;

•	To assist the Board in evaluating potential executive candidates in succession planning;

•	To develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel;

•	To lead the evaluation of the Board’s performance;

•	To recommend to the Board nominees for each committee;

•	To assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, diversity and equal opportunity matters, global manufacturing principles, public policy matters and environmental, health and safety issues; and

•	To provide oversight with regard to philanthropic activities.

The committee also works closely with the Chief Executive Officer and other members of Mattel’s management to assure that the company is governed effectively and efficiently, and has additional authority and responsibilities as specified in its charter.

Compensation Committee

Mattel has a Compensation Committee chaired by Mr. Dolan that includes Dr. Rich, Mr. Scarborough and Ms. White Loyd as members. All of the members of the committee are independent directors. We intend that the members also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” within the meaning of the SEC’s Rule 16b-3.

During 2012, the Compensation Committee held six meetings.

The purpose of the Compensation Committee is to develop, evaluate and, in certain instances, approve or determine the compensation plans, programs and practices of Mattel. The committee has the authority to undertake and may exercise all of the powers of the Board with respect to the specific responsibilities listed in the committee’s charter, including:

•	Approving all forms of compensation to be provided to executives in the executive leadership job level and above (generally Senior Vice Presidents and above) in Mattel’s compensation structure, including the Chief Executive Officer;

•	Reviewing and evaluating the Chief Executive Officer’s performance;

•	Administering Mattel’s short- and long-term incentive programs and equity compensation plans; and

•	Assessing material risks associated with our compensation structure, programs and practices generally.

In performing its duties, the Compensation Committee reports and, as appropriate, makes recommendations to the Board regarding executive compensation programs and practices. The Compensation Committee also informs the non-management directors of the Board of its decisions regarding compensation for the Chief Executive Officer and other senior executives and, at times, refers its decisions to the Board for ratification.

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The committee meets at least once each calendar year without the Chief Executive Officer present, and often has executive sessions where no Mattel officer or employee is present. The committee may use the services of Mattel’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

The Compensation Committee may, in its discretion, use a compensation consultant or other professional or expert to provide data and advice to the committee regarding the compensation of executives of Mattel and to assist the committee in performing its other responsibilities. The retention and, where appropriate, termination of any such compensation consultant are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any officer or other member of Mattel management. The Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and any other terms related to the consultant’s engagement. The terms of the Compensation Committee’s charter require its compensation consultant to be “independent,” meaning it is free from any relationship with Mattel or its officers or other members of management that the committee determines, in its sole discretion, would interfere in the exercise of the independent judgment of the compensation consultant. In determining the independence of the compensation consultant, the terms of the Compensation Committee’s charter require it to consider the nature and extent of any services provided by the consultant to Mattel or to any executive or management of Mattel, other than at the committee’s discretion, and such other factors as the committee is required to consider pursuant to Nasdaq standards in effect from time to time.

The Compensation Committee has retained the firm Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of Mattel’s executive compensation programs and the evaluation of our executive compensation. Cook & Co. has not performed and does not currently provide any services to management or Mattel. The Compensation Committee has determined that Cook & Co. is independent within the meaning of the committee’s charter and Nasdaq listing standards, and the work of Cook & Co. for the committee does not raise any conflicts of interest. Cook & Co. attends Compensation Committee meetings and meets with the Compensation Committee without management. They provide the Compensation Committee with third-party data and analysis and advice and expertise on competitive compensation practices and trends, executive compensation plan and program design and proposed executive and director compensation. Cook & Co. reports directly to the committee and, as directed by the committee, works with management and the Chairman of the committee. In 2012, Cook & Co. assisted the Compensation Committee on the following matters:

•	Analyzing:

–	the base salaries, target and actual annual incentives, bonus leverage, long-term incentives, target and actual total direct compensation and all other compensation for our senior executives as compared to the compensation of their counterparts at our comparator peer companies,

–	our annual incentive plan design provisions and

–	our long-term incentive practices;

•	Reviewing and advising regarding our comparator peer companies;

•	Evaluating the specific elements of compensation of our Chief Executive Officer and other executive officers;

•	Assessing the risks of our compensation structure, programs and practices;

•	Advising regarding voting policies and market trends;

•	Reviewing our 2012 Proxy Statement; and

•	Providing the Compensation Committee with executive compensation regulatory and legislative updates.

The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.

Other Board Committees

Mattel has an Executive Committee chaired by Mr. Sinclair that includes Mr. Dolan, Dr. Fergusson and Mr. Scarborough as members. During 2012, the Executive Committee held no meetings. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

Mattel has a Finance Committee chaired by Mr. Scarborough that includes Dr. Fergusson, Mr. Ng and Mr. Prabhu as members. During 2012, the Finance Committee held five meetings. The committee’s primary functions are to advise and make recommendations to the Board with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

Mattel has an Equity Grant Allocation Committee with Mr. Stockton as the current sole member. The Equity Grant Allocation Committee’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to making annual and off-cycle equity compensation grants to employees below the executive leadership job level pursuant to Mattel’s 2010 Equity and Long-Term Compensation Plan.

Board Leadership Structure

Effective as of January 1, 2013, Bryan G. Stockton, Mattel’s Chief Executive Officer, succeeded Robert A. Eckert as Chairman of the Board following Mr. Eckert’s retirement as a director of Mattel. Mattel’s corporate governance documents provide the Board with maximum flexibility to select the appropriate leadership structure for the Company. The Board strongly believes at this time that the most effective Board leadership structure is Mr. Stockton serving as both Board Chairman and Chief Executive Officer and Mr. Sinclair serving as the Board’s independent lead director. As discussed below, the Board believes that this leadership structure at the present time strikes the optimal balance between unified leadership and effective independent oversight.

Mattel’s business is complex, and its products are sold throughout the world. Especially in this challenging economy, the Board believes that it is best for Mattel and its stockholders to have the same individual serve as Chairman and Chief Executive Officer. First, this structure promotes efficient Board meetings. A combined Chairman and Chief Executive Officer acts as a bridge between management and the Board, encouraging, along with the independent lead director, strong information flows so that both groups act with a common purpose. Second, this structure facilitates short-term crisis management and long-term strategic planning. The Chief Executive Officer has an in-depth knowledge of Company operations and the industries and markets in which Mattel competes. As such, the Board believes that Mr. Stockton, rather than an outside director, is in the best position to bring valuable insights, business issues and market opportunities and risks to the Board’s attention for review and deliberation. Third, this Board leadership structure promotes decisive, unified leadership. With a combined Chairman and Chief Executive Officer, there is clarity about responsibility and accountability. Most importantly, combining the Chairman and Chief Executive Officer builds a cohesive corporate culture, allowing Mattel to speak with a single voice both inside and outside the Company.

The Board also recognizes the importance of strong independent Board leadership. Mattel’s Corporate Governance Guidelines require that the independent directors select an independent lead director when the Chairman is not independent. The independent directors have selected Mr. Sinclair to serve as the independent lead director. The Board believes that the independent lead director provides the same independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chairman. The independent lead director’s duties include the following significant responsibilities:

•	Presides at all meetings of the Board at which the Board Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Board Chairman and the independent directors;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensures that he is available for consultation and direct communication.

Consistent with its commitment to good corporate governance practices, the Board evaluates the Board’s leadership structure periodically as well as whenever it elects a new Chief Executive Officer. As part of this evaluation, the Board assesses which leadership structure is in the best interests of the Company and its stockholders and retains the authority to select a different leadership structure, including separating the positions of Chairman and Chief Executive Officer. For example, when Robert A. Eckert stepped down as Chief Executive Officer in December 2011 and was succeeded by Mr. Stockton, Mattel’s Board decided that Mr. Eckert should continue to serve as Chairman of the Board in order to facilitate continuity of Mattel’s senior leadership and so that the Board would continue to benefit from Mr. Eckert’s substantial knowledge of the operations, opportunities and challenges of Mattel and the industries in which it competes.

Board Risk Oversight

Role of Full Board in Risk Oversight

The full Board is responsible for overseeing Mattel’s ongoing assessment and management of risks impacting Mattel’s business. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations, and specifically focuses on risks at one meeting held each year. The Board relies on Mattel’s management to identify and report on material risks, and relies on each of the Board’s committees to oversee management of specific risks related to each committee’s function.

Role of Management in Risk Oversight

Consistent with their role as active managers of Mattel’s business, our senior executive officers play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executive officers, including the Chief Legal Officer, provide input regarding material risks facing the business group or function that each of them manages. These risks are reviewed with the Audit Committee as part of seeking its approval of the internal audit plan for the next year, and later presented to the full Board along with a discussion of Mattel’s strategy for managing these risks. Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this annual process is important to ensure that all directors are aware of Mattel’s most material risks.

Role of Board Committees in Risk Oversight

The Board’s committees assist the full Board in overseeing many of the risks facing Mattel’s business.

The Audit Committee discusses with management Mattel’s material financial reporting and accounting risk exposures and the steps management has taken to monitor and control such exposures, including Mattel’s risk assessment and risk management policies and procedures. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to compliance with laws and regulations, policies and procedures.

The Compensation Committee oversees any risks presented by Mattel’s compensation programs and practices, including those that may relate to pay mix, range and sensitivity of performance-based variable plans, selection of performance measures, goal setting process, and the checks and balances on the payment of compensation. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

The Finance Committee oversees risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, and mergers and acquisitions. The Finance Committee also oversees third party risk, which includes risks arising from customers, suppliers, subcontractors, creditors, debtors, counterparties in hedging transactions and others.

The Governance and Social Responsibility Committee oversees and reviews with management risks relating to: succession planning, environmental and health and safety compliance, sustainability, corporate citizenship, community involvement, diversity, equal opportunity, philanthropy and charitable contributions, stockholder proposals dealing with governance or social responsibility matters, and public policy and governmental relations.

Code of Conduct

Our Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our Chief Executive

Officer and our Chief Financial Officer. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of Nasdaq, on our website at http://corporate.mattel.com/about-us/ethics.aspx.

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (a) the Board, (b) any committee of the Board, (c) the independent lead director or (d) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members that appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

•	Communications concerning company products and services;

•	Solicitations;

•	Matters that are entirely personal grievances; and

•	Communications about litigation matters.

Corporate Governance Documentation; How to Obtain Copies

Mattel is committed to having solid standards of corporate governance. Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly on Mattel’s corporate website at http://corporate.mattel.com/about-us/corporate-governance.aspx:

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

•	the quality and integrity of Mattel’s financial reports;

•	the independence, qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;

•	the performance of Mattel’s internal audit function; and

•	the compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the senior internal auditing officer of Mattel, and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2012 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. The scope of management’s evaluation of the effectiveness of internal control over financial reporting does not include any internal controls of Helium Holdings 1A Ltd, a private limited company existing under the laws of Jersey, and its subsidiaries (“HIT Entertainment”), which was acquired on February 1, 2012. This exclusion is in accordance with the SEC’s guidance that a recently acquired business may be omitted from the scope of the assessment in the year of acquisition. HIT Entertainment, excluding acquired intangible assets, represented less than 3% of Mattel’s total assets as of December 31, 2012 and less than 3% of Mattel’s total net sales for the year ended December 31, 2012. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2012.

PwC has expressed its opinion that:

•	Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2012 and 2011, and its results of operations and cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America; and

•	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by COSO. The scope of PwC’s evaluation of the effectiveness of internal control over financial reporting excludes certain elements of internal control over financial reporting of HIT Entertainment, which was acquired on February 1, 2012.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in separate executive sessions with management, the Chief Legal Officer, the senior internal auditing officer and PwC. Each of PwC, the senior internal auditing officer, the Chief Financial Officer and the Chief Legal Officer has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel and has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

•	the integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;

•	the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and

•	representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by PwC to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

Christopher A. Sinclair (Chair)

Dominic Ng

Vasant M. Prabhu

Dirk Van de Put

Kathy White Loyd

March 20, 2013

COMPENSATION DISCLOSURE

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for our 2012 fiscal year named executive officers (“NEOs”), who were:

•	Bryan G. Stockton, our Chairman of the Board and Chief Executive Officer;

•	Kevin M. Farr, our Chief Financial Officer;

•	Thomas A. Debrowski, our Executive Vice President, Worldwide Operations;

•	Geoff M. Massingberd, our Executive Vice President, International; and

•	Robert Normile, our Executive Vice President, Chief Legal Officer and Secretary.

Mr. Stockton has served as our Chairman of the Board since January 1, 2013 and as our Chief Executive Officer (“CEO”) and a director since January 1, 2012, succeeding Robert A. Eckert, who retired as CEO as of December 31, 2011 and who continued to serve as our Chairman of the Board through December 31, 2012. Mr. Debrowski will no longer serve as an executive officer of Mattel as of March 31, 2013, and will serve as an Executive Advisor until his retirement, which is anticipated to occur in August 2013.

At Mattel, we design, manufacture and market a broad portfolio of branded toy products worldwide, which are sold to our retail customers and directly to consumers. As a global consumer goods company, we compete for executive talent with a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail and entertainment and leisure industries.

Our objectives are to grow our share in the marketplace, continue to improve our operating margins and create long-term stockholder value. To achieve these objectives, management has established the following strategies:

•	The first strategy is to deliver consistent growth by continuing the momentum in our core brands, optimizing entertainment partnerships, building new franchises, and working to expand and leverage our international footprint.

•	The second strategy is to optimize operating margins through sustaining gross margins of at least 50% and delivering on cost savings initiatives.

•	The third strategy is to generate significant cash flow and continue its disciplined, opportunistic and value-enhancing deployment.

Our compensation programs are designed to:

•	Provide for strong Company financial performance and stock price appreciation;

•	Provide responsible and balanced incentives;

•	Attract and retain high caliber executive leadership;

•	Provide competitive compensation within the consumer products market; and

•	Be mindful of the concerns of our stockholders and good governance practices.

Strong Say-On-Pay Support

At our annual stockholder meeting last year, our stockholders approved the compensation of our 2011 NEOs (the say-on-pay advisory vote) with over a 95% approval.

In light of this overwhelming support of our 2012 say-on-pay advisory vote, our continued strong Company performance and successful compensation programs, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2012. The Compensation Committee will continue to work to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

EXECUTIVE SUMMARY

2012 Financial Performance

Mattel’s 2012 financial and stock price performance was very strong, and we provided value to our stockholders through return of cash.

•	During 2012, we paid annual total dividends of $1.24 per share, which reflects an increase of 35% from 2011, and we repurchased 2.3 million shares of our common stock at a cost of approximately $78 million.

•	Our stock price increased from $27.76 to $36.62 during 2012, reflecting a one-year Total Stockholder Return (“TSR”) of 37% compared to our peer group one-year median TSR of 15%.

•	Our stock appreciation also yielded a three- and five-year TSR of 27% and 19%, respectively. This compares to our peer group three- and five-year median TSR of 15% and 7%, respectively.

The strength of our TSR was due in large part to our strong cash flow generation and capital deployment. Some of our key financial performance measures are illustrated in the following table.

Financial Measure	2012	2011	Percentage Change
Net Sales	$6.42 billion	$6.27 billion	+2%
Operating Income	$1.02 billion	$1.04 billion	-2%(1)
Earnings per share (EPS)	$2.22	$2.18	+2%(1)
Net cash flow from operations	$1.28 billion	$665 million	+92%

(1) In 2012, a litigation charge arising from the litigation between Mattel and MGA Entertainment, Inc. resulted in reductions to operating income and net income of $137.8 million and $87.1 million, respectively. The litigation charge also negatively impacted earnings per share by $0.25 per share.

Pay-for-Performance Alignment

We believe that our executive compensation programs have been effective at incentivizing strong results by appropriately aligning pay and performance.

The following table demonstrates our pay-for-performance model by showing our CEO’s total direct compensation (“TDC”) (comprised of base salary, annual cash bonus under the Mattel Incentive Plan (“MIP”) and equity-based long-term incentives (“LTIs”) as reported in the Summary Compensation Table) against the changes to Mattel’s indexed TSR over the last five fiscal years. Please note that the compensation of our CEO shown below is for Mr. Eckert as our CEO through 2011, and for Mr. Stockton as our CEO since January 1, 2012.

* The number shown above as the indexed TSR for each year is based on the dollar amount a stockholder would have held at the end of the indicated fiscal year assuming that such stockholder invested $100 in Mattel common stock on December 31, 2007.

2012 Cash and Equity Incentives Linked to Performance

We believe a significant percentage of incentive compensation should be in the form of “at risk” pay tied to our measurable performance.

Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual cash and equity-based LTIs, including performance-based RSUs, stock options and time-vesting RSUs.

Annual Cash Incentives Emphasize Profitability, Cash and Working Capital Management

Under our annual cash incentive plan, the MIP, we evaluate our Company performance based on three measures that we believe drive TSR:

•	Adjusted Operating Profit – used for planning, forecasting and assessing the core operating performance of our business;

•	Adjusted Free Cash Flow – used to evaluate the effectiveness of our operations at generating cash that is available to finance our operations and enhance stockholder returns through our strong annual dividend, strategic acquisitions and investments and share repurchases; and

•	Gross Margin as a Percentage of Net Sales – a key measure of the underlying strength of our operating performance and the strength of our brands in the market place, as well as reflective of our overall ability to price for innovation and manage costs.

In 2012, under the MIP, we achieved:

•	131.6% of target for our annual adjusted operating profit goal (98.7% after 75% weighting);

•	160.0% of target for our annual adjusted free cash flow goal (40.0% after 25% weighting); and

•	the maximum annual gross margin percentage goal, resulting in a 125.0% multiplier of the amounts earned under the first two financial measures.

Based on this Company performance, the bonus payouts to our NEOs other than Mr. Massingberd were 173.4% of their target bonus opportunities.

Mr. Massingberd’s MIP opportunity was based 50% on Company performance, 35% on International Division performance and 15% on Worldwide Mattel Brands performance. Based on the performance of the Company, International Division and Worldwide Mattel Brands, Mr. Massingberd’s payout was 171.7% of his target bonus opportunity.

Equity-Based LTIs Emphasize TSR, Net Sales, Operating Results and Capital Deployment

Our Long-Term Incentive Program (“LTIP”) is for a select group of our senior officers under which every three years we grant performance-based restricted stock units (“Performance RSUs”) that vest based on our financial and stock performance over the subsequent three-year performance cycle.

The performance measures for the 2011-2013 Performance RSUs are:

•	Annual Net Operating Profit After Tax, Less a Capital Charge (“NOPAT-CC”) – focuses the executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders;

•	Annual Net Sales – added for the 2011-2013 LTIP performance cycle and reflects the underlying momentum and growth of our business; and

•	Relative Three-Year TSR – underscores the connection between executive pay and stockholders’ interests by measuring our ability to provide greater return to our stockholders than other companies, as compared to the TSR of the S&P 500.

The financial performance-related component is separately established and measured for each year of the three-year performance cycle and then averaged together at the end of the three-year period, while TSR is measured over the full three-year performance cycle. Our Performance RSUs are denominated and paid in shares, which provides additional alignment with stockholders’ interests as the value of the shares will depend on our stock price.

Under our 2011-2013 LTIP, the 2012 annual performance-related component was achieved at 121.8% of target:

•	144.4% of target was achieved in respect of the NOPAT-CC goal (108.3 % after 75% weighting); and

•	54.0% of target was achieved in respect of the net sales goal (13.5% after 25% weighting).

As 2012 was only the second year of the three-year performance cycle, no shares were earned. The number of shares earned will depend on our performance relative to the performance-related component in 2013 (in addition to 2011 and 2012) and our relative TSR for the full three-year performance cycle. Our financial performance for each of the years 2011 and 2012 under the 2011-2013 LTIP was at 121.8% of target.

Pay Mix Tied To Measurable Performance and Stockholders’ Interests

We believe our pay mix should promote alignment with stockholders’ interests and provide the greatest emphasis on long-term performance.

The Compensation Committee has designed our executive compensation programs so that:

•	Target total direct compensation is largely based on attaining pre-established financial and stock performance goals under our MIP and LTIP, as discussed above; and

•	A significant percentage of annual compensation is delivered in the form of equity, rather than cash, which promotes alignment with stockholders’ interests and creates incentives for long-term performance.

The charts below show the target total direct compensation mix for 2012 for Mr. Stockton as CEO and the average for the other NEOs.

Our equity-based LTIs are a key component of our executive compensation, with awards ranging between approximately 50% and 70% of our NEOs’ compensation opportunities in 2012. Our equity programs include both long-term goals and multi-year vesting to create incentives for our executives to sustain performance over the long term, as well as to encourage retention.

Our equity-based LTIs have been designed as a portfolio mix of the following components:

•	Performance RSUs – awarded every three years under our LTIP and shares earned based on a performance-related component measured against annual goals for each year in the three-year performance cycle and a three-year market-related relative TSR component;

•	Stock options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool.

We view stock options as performance-based, as by their nature they do not deliver any value or return to the holder unless there is appreciation in our stock price. We believe stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Time-vesting RSUs also align executives’ interests with stockholders’ interests as the value of the award corresponds to the market value of our common stock.

Good Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs and practices.

We have the following programs and practices that are mindful of the concerns of our stockholders and best governance:

✓	Severance plan that provides consistent benefits among the participants and reflects current compensation best practices and trends, as follows:

–	No gross-ups of excise taxes on severance or other payments in connection with a change of control;

–	Eliminated single trigger equity acceleration in the event of a change of control and replaced with double-trigger equity acceleration for all equity awards granted on or after May 12, 2010;

–	Severance benefit levels set at a multiple of two times for our CEO and participating NEOs;

–	No continuation of certain fringe benefits; and

–	Bonuses for the year of termination based on actual performance instead of historical performance.

✓	No tax gross-up payments on perquisites and benefits, except for relocations and related international tax compliance that are under our control, are at our direction and benefit our business operations.

✓	Meaningful stock ownership guidelines that align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking.

✓	Target total direct compensation for our NEOs set generally at the median of our comparator peer group.

✓	Compensation Committee engagement of its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), who performs an annual comprehensive market analysis of our executive compensation programs and pay levels and confirms their independence.

✓	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

In addition, the Compensation Committee is committed to adopting a clawback policy in 2013 related to the recovery of compensation paid to executives in the event of a material restatement of financial results.

ELEMENTS OF COMPENSATION

Philosophy and Objectives

In the consumer products market where we compete for talent, base salary, annual cash incentive, equity-based long-term incentives, benefits and perquisites and severance and change-of-control benefits are all components of a competitive and effective overall executive compensation package. The table below lists the components of our executive compensation programs and how each element relates to our philosophy and objectives:

Element of Compensation	Objective

Base Salary	• Attract and retain executives • Provide financial certainty and stability • Reward individual performance

Annual Cash Incentive

•     Attract and retain executives

•    Incentivize and motivate executives to meet or exceed our short-term business and financial objectives

•    Hold executives accountable for performance against targets

•     Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Equity-Based Long-Term Incentives • Performance RSUs • Stock Options • Time-Vesting RSUs

•     Attract and retain executives

•    Incentivize and motivate executives to achieve key long-term business priorities and objectives

•    Align executives’ interests with stockholders’ interests

•     Foster a long-term focus to increase stockholder value

•    Encourage executive stock ownership

Benefits and Perquisites	• Attract and retain executives • Provide for safety and wellness of executives • Provide income security for retirement • Enhance executive productivity

Severance and Change- of-Control Benefits

•    Attract and retain executives

•     Provide income security

•    Allow our executives to continue to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change of control transaction and to assess takeover bids objectively without regard to the potential impact on their own job security

Base Salary

The Compensation Committee reviews the base salaries of the CEO and the CEO’s direct reports at its first meeting of each year. The CEO typically provides the Compensation Committee with his recommendation regarding merit increases for each of these executives other than himself. Increases to base salaries are driven primarily by the CEO’s evaluation of individual performance, market competitive factors and the corporate merit budget. The CEO’s base salary is determined by the Compensation Committee in an executive session with input from Cook & Co.

For 2012, given our emphasis on performance-based compensation, the CEO recommended and the Compensation Committee determined that none of the NEOs would receive an increase in base salary, except in the case of promotions, increased responsibilities or based on market competitiveness at the recommendation of Cook & Co. Mr. Stockton’s salary was increased in connection with his promotion to CEO, effective January 1, 2012, and in recognition of his increased responsibilities. Mr. Stockton’s annual base salary as CEO is less than the salary paid to Mr. Eckert as CEO. In recognition of Mr. Farr assuming new responsibilities over additional business groups, and as he had not received an annual base salary increase in six years, Mr. Farr’s annual base salary was increased effective March 5, 2012. Mr. Normile’s base salary was increased to bring his base salary closer to the market median. The table below shows the year-end base salaries for 2011 and 2012, and percentage increases as applicable.

Name and Position in 2012	2011 Base Salary	Increase	2012 Base Salary
Bryan G. Stockton Chief Executive Officer	$1,000,000	15.00%	$1,150,000
Kevin M. Farr Chief Financial Officer	$725,000	3.45%	$750,000
Thomas A. Debrowski Executive Vice President, Worldwide Operations	$710,000	–	$710,000
Geoff M. Massingberd Executive Vice President, International	$625,000	–	$625,000
Robert Normile Executive Vice President, Chief Legal Officer and Secretary	$560,000	3.57%	$580,000

For 2013, the CEO recommended and the Compensation Committee determined that none of the NEOs would receive an increase in base salary, since salaries were in the market competitive range and given our emphasis on performance-based compensation.

Annual Cash Incentive

Our annual cash incentive plan, MIP, provides our NEOs and approximately 10,000 other worldwide employees with the opportunity to earn annual cash incentive compensation based on achievement of our short-term financial and business objectives.

The MIP:

•	Provides a competitive level of targeted annual pay to attract and retain key talent;

•	Encourages participants in all areas of Mattel to work together to achieve common Company goals;

•	Provides a line of sight between the incentive payouts and the executives’ contributions; and

•	Provides appropriate reward leverage and risk for threshold to maximum performance.

The Compensation Committee believes that it is important to have the corporate executives’ bonuses tied to overall Company results and have business group leaders’ bonuses additionally tied to the performance of the business groups that they manage and for which they are accountable, as shown in the table below. This table also shows the target bonus payouts for 2012, expressed as a percentage of base salary, for each of the NEOs under the MIP. Other than with respect to Mr. Stockton, whose target bonus was increased from 85% to 130% of his base salary in connection with his promotion to CEO, the other NEOs’ target bonus opportunities (as a percentage of base salary) for 2012 were set at the same level as in 2011.

Name and Position During 2012	2012 Target as a % of Base Salary	2012 Performance Measure
Bryan G. Stockton(1) Chief Executive Officer	130%	100% Company
Kevin M. Farr Chief Financial Officer	70%	100% Company
Thomas A. Debrowski Executive Vice President, Worldwide Operations	70%	100% Company
Geoff M. Massingberd Executive Vice President, International	65%	50% Company 35% International Division 15% WW Mattel Brands
Robert Normile Executive Vice President, Chief Legal Officer and Secretary	65%	100% Company

(1) Mr. Stockton was appointed Chairman of the Board in January 2013; as a result, his 2013 MIP target was increased from 130% to 150%.

Under the MIP, actual bonuses payable to the NEOs may be between 0% and 200% of the individual’s target bonus, based on our attainment of the pre-established financial performance goals. The Compensation Committee believes the structure of the MIP is market competitive and encourages behavior that benefits the Company and the business group or corporate function over which the executive has primary responsibility.

Company Performance Measures

The Compensation Committee set the following performance measures for NEOs, which were based on objective criteria intended to satisfy the “performance-based” compensation requirements under Section 162(m) of the Internal Revenue Code, at its March 2012 meeting.

In order to focus our incentives on multiple performance measures that each drive stockholder value, the Compensation Committee adopted the following three Company-wide performance measures for the MIP:

•	Adjusted Operating Profit;

•	Adjusted Free Cash Flow; and

•	Gross Margin as a Percentage of Net Sales.

These three measures emphasize profitability in absolute terms and as a percentage of revenue, as well as cash and working capital management.

Additionally, in order to improve alignment with stockholders’ interests and ensure that events outside the control of management do not unduly influence the achievement of the performance measures, actual results are adjusted for the impact of the adoption of new accounting pronouncements and the pre-defined impact of certain strategic initiatives and unusual items. In 2012, actual results for the three measures were adjusted for litigation costs and resolution of legal disputes, acquisition- and integration-related expenses and adjustments, severance payments, lower than planned factored receivables and lower than planned cash tax payments.

The portion of the executives’ target bonus opportunities under the MIP that is tied to these Company financial measures is based on an aggregate weighted performance payout percentage, that may range between 0% and 200% of target bonus, determined in accordance with the following formula:

Adjusted Operating Profit +	Adjusted Free Cash Flow x	Gross Margin % Multiplier
75% weighting	25% weighting	Increase/Decrease percentage earned by up to 25% of percentage earned

% Earned After Weighting	% Earned After Weighting	Effect of Multiplier

Threshold – 30%	Threshold – 10%	Threshold – decrease by 25%
Target – 75%	Target – 25%	Target – no change
Maximum – 120%	Maximum – 40%	Maximum – increase by 25%

Importantly, however, for any bonus to be payable under the MIP, the Company’s adjusted operating profit must be greater than the threshold established by the Compensation Committee at the beginning of the year. Presuming this threshold is achieved, without giving effect to the gross margin percentage multiplier, performance under the MIP can result in percentages earned ranging from 30% for threshold performance under only the adjusted operating profit measure to a maximum of 160% for maximum performance under both financial measures. The gross margin percentage multiplier results in increasing or decreasing the weighted total percentage earned by an amount up to 25% of such total percentage earned. As a result, the bonus opportunity, after giving effect to the potential gross margin percentage multiplier, could range from 22.5% at threshold (if actual adjusted operating profit is met at threshold and actual adjusted free cash flow is below threshold) to 200% at maximum. The threshold percentage is 22.5% because 30% of target for attaining threshold adjusted operating profit performance is reduced by 7.5% (30% earned multiplied by 25% maximum gross margin discount for the gross margin percentage multiplier). The maximum is 200% because 160% earned from maximum performance on adjusted operating profit and adjusted free cash flow is increased by 25% gross margin percentage multiplier, or 40%.

The table below shows the actual levels achieved in 2012 relative to the 2012 performance goals established by the Compensation Committee and the performance percentage earned after giving effect to weighting based on such performance for the NEOs.

Company Measures(1)	Threshold (millions)	Target (millions)	Maximum (millions)	2012 Actual (millions)	Absolute Performance Percentage Achieved	Weighted Performance Payout Percentage
Adjusted Operating Profit	$1,044.3	$1,112.2	$1,180.0	$1,147.9	131.6%	98.7%
Adjusted Free Cash Flow	$534.6	$634.6	$734.6	$971.8	160.0%	40.0%
Total earned performance percentage (before Multiplier)	40%	100%	160%	–	–	138.7%
Gross Margin % Multiplier	49.7%	50.5%	51.3%	53.0%	–	Multiplier: (multiplies percentage by 125.0%)
Total Company Performance Payout Percentage						173.4%

(1) Linear interpolation between the threshold and target level and between the target and maximum level are applied for each measure.

Business Group Performance Measures

For Mr. Massingberd, 50% of his target bonus opportunity under the MIP was based on the Company performance payout percentage as described in the table above, and the other 50% was based on the performance of the International Division (35%) and Worldwide Mattel Brands (15%). The performance measures for the International Division were operating profit less working capital charge, times a multiplier based on the International Division’s gross margin percentage. For the Worldwide Mattel Brands, the performance measures were the sum of (i) the group’s U.S. operating profit less inventory charge, plus (ii) the non-U.S. operating profit for the group at planned overhead less inventory charge, times a multiplier based on the group’s gross margin percentage. Threshold performance under each of these two financial measures for the International Division and Worldwide Mattel Brands earns 40%, target performance earns 100% and maximum performance earns 160%, which are then adjusted up or down by 25% of such percentage based on the gross margin percentage multiplier for the applicable group. The following table sets forth the targeted and actual results, after permitted adjustments, for each group’s applicable operating profit and gross margin measures and the performance percentage earned for that measure, which is then subject to the weightings above.

Business Group	Target Applicable Operating Profit (millions)	Actual Applicable Operating Profit (millions)	% Earned based on Applicable Operating Profit	Target Applicable Gross Margin Percentage	Actual Applicable Gross Margin Percentage	Effect of Applicable Gross Margin Percentage Multiplier	Performance Percentage Earned
International Division	$408.1	$432.9	145.0%	50.8%	53.4%	125%	181.2%
WW Mattel Brands	$1,228.3	$1,253.1	114.9%	47.6%	49.8%	125%	143.7%

Based on 35% weighting for International Division performance at 181.2% of target, 15% weighting for Worldwide Mattel Brands performance at 143.7% of target and 50% weighting of Company performance at 173.4% of target, Mr. Massingberd earned 171.7% of his target bonus opportunity.

2012 MIP Payouts

MIP bonuses for each of the NEOs were paid in accordance with the pre-established MIP measures and financial performance goals. With respect to the NEOs, other than Mr. Massingberd, their bonuses for 2012 were 173.4% of their target bonuses in accordance with the Company performance payout percentage. Mr. Massingberd’s 2012 bonus was 171.7% of his target bonus based on our Company performance and the performance of the International Division and Worldwide Mattel Brands, as illustrated above.

2013 MIP

For 2013, the Compensation Committee approved a bonus design under the MIP that is substantially similar to the design used in 2012 and increased the target bonus opportunities for certain NEOs. Mr. Stockton’s target bonus was increased from 130% to 150% of his base salary in connection with his assumption of the duties of Chairman of the Board. The Compensation Committee approved this increase for Mr. Stockton to emphasize pay-for-performance compensation in lieu of a salary increase, as recommended by Cook & Co. Mr. Massingberd’s target bonus was increased from 65% to 70% to bring his annual bonus amount closer to the market median.

Equity-Based Long-Term Incentives

Our equity-based LTIs are aimed at focusing our NEO’s on achieving our long-range financial goals, stock performance and strategic objectives and rewarding growth in stockholder value that is sustained over several years. Equity-based LTIs align our executives’ interests with those of our stockholders.

LTI Annual Target Value

Consistent with prior years, the 2012 annual equity grants were made using a value approach whereby an annual long-term incentive dollar amount (“LTI annual target value”) is approved by the Compensation Committee for each job level based on a set target amount, subject to a set maximum amount. For individual grants, the LTI annual target value is converted into shares on the grant date. This approach provides consistent and predictable levels of value delivered and expense incurred. In general, we have granted fairly consistent LTI annual target values since 2008, with some increased target and granted values based on market competitiveness, to reflect promotions, increased responsibilities and retention concerns.

Our current portfolio approach to LTIs includes the following components:

•	Performance RSUs – awarded every three years under our LTIP and shares earned based on a performance-related component measured against annual goals for each year in the three-year performance cycle and a three-year market-related relative TSR component;

•	Stock Options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool.

The LTI annual target value methodology, however, must take into account the fact that the Performance RSUs are not granted each year, but instead are granted every third year under our LTIP. For purposes of the allocation of LTI annual target values, generally one-third of the total value of the Performance RSUs granted for the three-year performance cycle is allocated to each year of the performance cycle. For any given year, the portion of the LTI annual target value that is attributable to Performance RSUs is subtracted from the total LTI annual target value, and the remaining LTI annual target value is then allocated equally to stock options and RSUs.

At the time of grant, the three different equity components of the LTI annual target values must be converted into shares. Every third year when Performance RSUs are to be awarded, the total dollar value of the Performance RSUs (awarded for the three-year performance cycle) is converted into a number of RSUs on the grant date by dividing the full value of the Performance RSU awards by the adjusted average closing stock price for the two months prior to the start of the 2011-2013 LTIP performance cycle. Each year, the dollar value for stock options is converted into the number of shares underlying the options to be granted by dividing the dollar value of the options by the Black-Scholes valuation model percentage multiplied by the closing stock price on the grant date. Each year, the dollar value for time-vesting RSUs is converted into the number of RSUs to be granted by dividing the dollar value of the RSUs by the closing stock price on the grant date. The Compensation Committee approves the methodology and assumptions used to determine equity awards granted each year.

Except for Mr. Stockton, the LTI annual target values granted in 2012 to the NEOs were the same as granted in 2011.

Mr. Stockton’s LTI annual target value for 2012 was increased to $5.5 million, as described in more detail below, commensurate with his promotion to CEO effective as of January 1, 2012 and assumption of additional responsibilities, yet is less than that provided to our former CEO. The 2012 LTI annual target value of $5.5 million was comprised of the following:

•	One-third of the total value of the $2.5 million Performance RSUs granted in 2011 at the beginning of the 2011-2013 LTIP performance cycle when Mr. Stockton was Chief Operating Officer (i.e., $833,333),

•	One-half of the total value of the additional $2 million Performance RSUs granted on January 3, 2012 with a performance cycle of 2012-2013 when Mr. Stockton became our CEO (i.e., $1 million), and

•	The increased value of his annual grant of stock options (i.e., $1,833,333) and time-vesting RSUs (i.e., $1,833,333) when Mr. Stockton became our CEO.

In addition, Mr. Stockton received a one-time grant of equity awards on January 3, 2012 with a total value of $1.5 million in connection with his new position as CEO. The grant was comprised of (i) stock options with a value of $750,000, converted into 121,753 options with a per share exercise price of $27.76 and (ii) time-vesting RSUs with a value of $750,000 converted into 27,022 RSUs. This grant was based on a pro-rata of the LTI annual target value for the period between annual equity grant dates when Mr. Stockton became our CEO.

The table below shows the LTI annual target values that were granted in 2012 to our NEOs.

2012 LTI Annual Target Value

Name	Awarded Performance RSUs (annualized) (thousands)(1)	Stock Options (thousands)	Time-Vesting RSUs (thousands)	Total LTI Annual Target Value (thousands)
Bryan G. Stockton(2)	$1,833	$1,833	$1,833	$5,500
Kevin M. Farr	$400	$675	$675	$1,750
Thomas A. Debrowski	$400	$400	$400	$1,200
Geoff M. Massingberd	$267	$367	$367	$1,000
Robert Normile	$267	$367	$367	$1,000

(1) The amount in the “Awarded Performance RSUs (annualized)” column refers to one-third of the total target value of the Performance RSUs awarded in 2011, with the exception of Mr. Stockton whose 2012 Performance RSU award value is comprised of one-third of his 2011 Performance RSU award and one-half of his 2012 Performance RSU award, as discussed above.

(2) The “Total LTI Annual Target Value” for Mr. Stockton does not include his one-time promotional grant of stock options and time-vesting RSUs on January 3, 2012 with a value of $1.5 million.

LTI Annual Target Value Components

The following describes the three equity components of our LTI annual target values: Performance RSUs, stock options and time-vesting RSUs.

Performance RSUs

Our LTIP provides for grants every three years of Performance RSUs that are earned over the subsequent three-year performance cycle. In March 2011, the Compensation Committee established the 2011-2013 LTIP with a performance cycle that began on January 1, 2011 and will end on December 31, 2013. We currently use a successive three-year performance cycle with no overlap. This aligns with our business planning approach, as we include annual performance measures for each year within the 2011-2013 performance cycle and a three-year TSR modifier. The Performance RSUs are earned and converted to shares of common stock, if any, after the Compensation Committee’s determinations are made at the conclusion of the three-year performance cycle as to our performance under the pre-established performance and market measures. The 2011-2013 LTIP is intended to satisfy the performance-based compensation requirements under Section 162(m) of the Internal Revenue Code.

The performance measures under the 2011-2013 LTIP are (i) NOPAT-CC, weighted at 75%, and net sales, weighted at 25% (collectively, the performance-related component) measured and totaled annually, with each of the three annual totals then averaged over the three-year period, and (ii) TSR (the market-related component), measured over the full three-year performance cycle and compared to the relative TSR of the S&P 500 during the same period. We use the NOPAT-CC measure, adjusted for the impact of the adoption of new accounting pronouncements and the impact of certain strategic initiatives and unusual items, as it focuses the executives on improving operating profits while effectively deploying capital and ultimately creating value for stockholders. The net sales objective is to encourage and reward executives for market share and top-line growth and drive performance consistent with investor expectations. The performance goals for the performance-related component are set annually by the Compensation Committee. Measuring our performance against annual goals improves the goal-setting and performance-measurement process by eliminating multi-year goals that are difficult to set, especially in a turbulent economy. We use our relative TSR over the full three-year period as it provides an additional link between incentive pay and stockholders’ interests, encourages long-term growth and measures our ability to outperform other companies.

The annual performance-related component and the three-year market-related component results in the Summary Compensation Table showing an increased value in the first year of the performance cycle because FASB ASC Topic 718 requires that the grant date fair value of the Performance RSUs in 2011 include the full grant date fair value for the market-related component rather than spreading out the value of this component over the three-year performance cycle, as is done with the performance-related component.

Under the 2011-2013 LTIP:

•	At the beginning of each year in the performance cycle, the Compensation Committee sets the annual NOPAT-CC and net sales target levels for that year. A performance percentage (ranging from 37.5% to 150%) for each year in the performance cycle is determined based on our achievement of the annual NOPAT-CC and net sales targets set by the Compensation Committee. If the minimum or threshold level is met for the NOPAT-CC measure alone, the performance percentage is 37.5%; if the target level for both measures is met, the performance percentage is 100%; and if the maximum level for both measures is met, the performance percentage is 150%. Performance for levels achieved between threshold, target and maximum are linearly interpolated.

•	At the end of the three-year performance cycle, the performance percentages for the three years are averaged.

•	This average is then adjusted based on our achievement of TSR for the three-year performance cycle relative to the S&P 500. If our TSR for the three-year performance cycle is at or below the 25th percentile of the S&P 500, the average performance percentage of the performance-related component is adjusted down 50 percentage points. If our TSR is at the 50th percentile, there is no change to the average performance percentage. If TSR is at or above the 75th percentile, the average performance percentage of the performance-related component is increased by 50 percentage points. The adjustments for levels achieved between the 25th, 50th and 75th percentiles are linearly interpolated. These TSR targets and point modifiers were all established at the commencement of the 2011-2013 LTIP performance cycle.

The following table shows the targets for annual NOPAT-CC (weighted 75%) and net sales (weighted 25%) set by the Compensation Committee at the beginning of each year, and our actual results for these measures:

	Measures	Threshold (millions)	Target (millions)	Maximum (millions)	Actual (millions)		Absolute Performance Percentage Achieved	Weighted Performance Percentage Achieved
2011	NOPAT-CC (75% weighting)	$270.7	$318.5	$366.3	$344.4	(1)	127.1%	95.3%
	Net Sales (25% weighting)	$6,130.7	$6,252.3	$6,366.3	$6,266.0		106.0%	26.5%
	Total 2011 % Earned							121.8%
2012	NOPAT-CC (75% weighting)	$266.9	$319.8	$372.6	$366.8	(1)	144.4%	108.3%
	Net Sales (25% weighting)	$6,407.4	$6,578.7	$6,741.5	$6,420.9		54.0%	13.5%
	Total 2012 % Earned							121.8%
2013	Approved annually by the Compensation Committee.

(1) In 2011 and 2012, actual results for the NOPAT-CC measure were adjusted for litigation costs and resolutions of legal disputes, acquisition- and integration-related expenses and adjustments and severance payments.

At the time that the goals are set by the Compensation Committee, it is substantially uncertain that they will be achieved. The threshold-level goals can be characterized as “stretch but attainable,” meaning that based on historical performance and current economic conditions, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved. The target and maximum goals represent increasingly challenging and aggressive levels of performance. The Compensation Committee materially increased the net sales goals for 2012 as compared to 2011, employing these same principles, and considering our performance in 2011.

For our NEOs, the following table shows the target number of shares awarded for the 2011-2013 performance cycle, as well as the maximum number of shares that can be earned after giving effect to the performance results for the first and second years (2011 and 2012) of the performance cycle, and assuming maximum performance for 2013 under the performance measures and maximum performance under the TSR multiplier:

LTIP 2011-2013 Performance Cycle Payout Range

Name	Target Shares Awarded	Maximum Shares Opportunity (as of January 1, 2013)(1)
Bryan G. Stockton(2)	182,334	334,198
Kevin M. Farr	48,622	88,103
Thomas A. Debrowski	48,622	88,103
Geoff M. Massingberd	32,415	58,736
Robert Normile	32,415	58,736

(1) Amounts shown (i) reflect the performance results for 2011 and 2012 under the NOPAT-CC and net sales measures, which, combined after weighting, was 121.8% and (ii) assume maximum performance for 2013, with maximum TSR adjustment, which results in a maximum share payout of 181.2% for the three-year performance cycle awards and 185.9% for Mr. Stockton’s two-year performance cycle award. These amounts do not factor in the dividend equivalent rights, as the amounts of the dividends paid on Mattel’s common stock during the three-year performance cycle is unknown at this time.

(2) In connection with Mr. Stockton’s promotion to CEO on January 1, 2012, Mr. Stockton received an additional Performance RSU award on January 3, 2012 with target shares of 81,037 (included in the chart above), to be earned based on the achievement of the annual NOPAT-CC and net sales targets for 2012 and 2013, which is averaged over the two-year period, and adjusted based on the achievement of TSR for the three-year performance cycle beginning on January 1, 2011 and ending on December 31, 2013. The additional award increased the value of Mr. Stockton’s outstanding Performance RSU target award value under the 2011-2013 LTIP to $4.5 million.

The 2011-2013 LTIP Performance RSU awards have dividend equivalent rights that entitle the grantee to be credited with additional RSUs based on the cash dividends paid on shares of Mattel common stock underlying the number of RSUs that are actually earned by such grantee. Each additional RSU resulting from dividend equivalent credits also has a dividend equivalent right. At the end of the performance cycle on the payout date, the earned RSUs, including any additional RSUs resulting from dividend equivalent credits, will be converted to Mattel common stock.

Annual Grants of Stock Options and Time-Vesting RSUs

Included in our portfolio approach to equity-based LTIs, the Compensation Committee annually awards:

•	Stock options – vest in three equal annual installments on the first through third anniversaries of the grant date. Stock options align the executives’ interests with stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases. Furthermore, if the stock price does increase, the three-year vesting period helps to retain executives. However, if our stock price does not rise, then the stock options provide no value to executives.

•	Time-Vesting RSUs – vest 50% on the second and third anniversary of the grant date. In contrast to stock options, time-vesting RSUs have some value regardless of whether our stock price increases or decreases. Moreover, the holders of time-vesting RSUs receive annual cash dividend equivalent payments. As a result, they help to secure and retain executives and instill an ownership mentality over the three-year vesting period.

Thus, while all three equity components of the LTI annual target values link our executives’ pay to stockholder value, Performance RSUs and stock options put significant compensation value at risk in relation to increases in stockholder value, while time-vesting RSUs are particularly effective as a retention and stock ownership tool.

Benefits and Perquisites

Retirement Plans

Our NEOs participate in the same broadly based benefit plans as our other U.S. employees. In addition, we provide NEOs certain executive benefits, which are not provided to other employees generally, to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. These include:

•	The 2005 Supplemental Executive Retirement Plan (“SERP”), our supplemental, non-qualified pension plan for a select few of the most senior executives, is intended to provide supplemental retirement income and additional security to covered participants, aids in retention and builds long-term commitment to Mattel. No new participants have been added to the SERP since 2001; as a result, Mr. Massingberd does not participate in the SERP.

•	The Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, provides all our U.S.-based executives a mechanism to defer compensation in excess of the amounts that are legally permitted to be deferred under our tax-qualified, 401(k) savings plan (“401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirements. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan, which is available to the general employee population. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented executives while building plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan.

Perquisites and other Personal Benefits

We offer perquisites to our executives to attract and retain key executive talent and provide a benefit to Mattel as well as the executive.

We provide our executives with a monthly car allowance, which is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle and to allow our executives to fulfill their job responsibilities that involve extensive regional travel to the offices of clients and business partners. We provide this allowance in lieu of tracking and providing mileage reimbursement to executives that use their vehicles more frequently for business. The monthly amount of the allowance is based on the executive’s job level.

In circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job or promotion offer, we provide such executives with relocation benefits pursuant to the Company’s standard relocation program, which includes travel, shipping household goods, temporary housing and participation in a home sale program. These expenses benefit the Company, are business-related and are expenses that the executive incurs as a direct result of the Company’s request. Our relocation program is an important tool for us to recruit and retain key management talent.

No Tax Gross-Ups

The Company does not provide tax gross-up payments to our executives in connection with perquisites and benefits, other than for relocation expenses and related international tax compliance as we believe such relocation expenses benefit the Company, are business-related and are expenses that the executive incurs as a direct result of the Company’s request.

Severance and Change-of-Control Benefits

Messrs. Stockton, Farr, Debrowski and Normile participate in the Mattel, Inc. Executive Severance Plan (“Severance Plan”). The Severance Plan creates consistency in executive severance benefits for participants by eliminating individual employment agreements, and the Compensation Committee believes it is reflective of current compensation practices and trends. Under the Severance Plan, benefits are only provided if an executive’s employment is terminated by Mattel without cause or by the executive for good reason. No benefits are provided under the Severance Plan if there is only a change of control without a qualifying termination of employment. The Severance Plan provides a severance benefit multiple cap of two times and does not provide for excise tax gross ups. See “Potential Payments Upon Termination or Change of Control” for a description of the benefits payable under the Severance Plan.

The Compensation Committee believes that the Severance Plan is essential to fulfill our objective to recruit, retain and develop key, high-quality management talent in the competitive market because such an arrangement provides reasonable protection to the executive in the event that he or she is not retained under specific circumstances. Further, severance provisions in the Severance Plan are intended to facilitate changes in the leadership team by setting terms for the termination of an NEO in advance, thus allowing a smooth transition of responsibilities when it is in the best interest of the Company. Change of control provisions in the Severance Plan are intended to allow executives to focus their attention on our business operations in the face of the potentially disruptive impact of a proposed change of control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change of control of Mattel. These factors are especially important in light of the executives’ leadership roles at Mattel.

Mr. Massingberd does not participate in the Severance Plan and instead, is party to a letter agreement with Mattel that provides for severance equal to two years of base salary if his employment is terminated by Mattel without cause.

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs and certain other executives since 2001. Under these guidelines, the targeted stock ownership requirements for our NEOs and certain other executives are established as a multiple of base salary, converted using an average stock price over the three years prior to the date the target levels were established. The target requirements for each NEO varies by job level and is set forth below. Generally, NEOs have five years from the date their target levels were established to meet the guidelines.

NEO Minimum Stock Ownership Requirements

Name	Targeted Stock Ownership (# of Shares)	Stock Ownership Deadline	Requirement Met
Bryan G. Stockton	285,000	12/31/2015	–
Kevin M. Farr	80,000	12/31/2011	Yes
Thomas A. Debrowski	80,000	12/31/2011	Yes
Geoff M. Massingberd	60,000	8/31/2012	Yes
Robert Normile	60,000	12/31/2011	Yes

The following shares count toward the targeted stock ownership requirements:

•	Shares that are directly owned by the executive;

•	Shares that are beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in a trust;

•	RSUs granted to the executive that have vested and settled in shares of stock;

•	Amounts invested in Mattel stock under the 401(k) Plan; and

•	Amounts credited to the executive’s account that are deemed to be invested in Mattel stock under the DCP.

The Compensation Committee monitors progress towards meeting the requirements and may take each executive’s progress into account in determining future equity grants.

Mattel also has an insider trading policy that generally prohibits Board members, officers and employees from engaging in short-term or speculative transactions in Mattel’s shares, including short sales, transactions in publicly-traded options and other derivative securities, hedging transactions, holding Mattel shares in a margin account and pledging or using Mattel shares owned as collateral for loans.

Recoupment of Compensation

In order to better align executives’ long-term interests with those of Mattel and its subsidiaries and affiliates, our 2010 Equity and Long-Term Compensation Plan (“2010 Plan”) and our 2005 Equity Compensation Plan (“2005 Plan”) provide that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to employees for services as such, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Our SERP provides that we can take back benefits from an executive who goes to work for one of our competitors or otherwise engages in behavior that is damaging to Mattel. The purpose of this provision is to impose appropriate limitations on the compensation that executives receive and retain if they choose to join a competitor, and to align the executives’ compensation with the value they deliver to Mattel, not to prevent executives from leaving Mattel to join a competitor, nor to punish executives who choose to do so.

The Compensation Committee is committed to adopting a clawback policy in 2013 related to the recovery of compensation paid to executives in the event of a material restatement of financial results.

EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

We are committed to having strong governance standards with respect to our compensation programs and practices.

We believe that the following aspects of our compensation programs and practices are indicative of this commitment.

Roles

Independent Compensation Committee

Our executive compensation programs are designed and administered under the direction and control of the Compensation Committee. Our Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation programs and practices and set the compensation of our senior officers.

Independent Compensation Consultant

Cook & Co. is the Compensation Committee’s independent compensation consultant. The Compensation Committee has determined that Cook & Co. is independent and does not have any conflicts of interests with the Company. Cook & Co. provides a number of services to the Compensation Committee throughout the year, and typically provides a comprehensive market analysis of our compensation programs in May of each year. We have timed this review for mid-year in order to take into account the compensation decisions made at the beginning of the year relating to executives’ past performance and the comparative data that is then available from SEC filings, and thus to better inform the Compensation Committee’s decisions regarding equity awards to be granted in July/August of each year. See “Board Committees – Compensation Committee” section of this Proxy Statement for detailed discussion of the services provided by Cook & Co. in 2012.

CEO and the Human Resources Department

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our CEO and members of our Human Resources Department routinely participate in this process, providing requested data, presentations, analyses and proposals. The CEO generally performs the performance reviews of each of his direct reports and makes recommendations to the Compensation Committee regarding adjustments to base salary, target bonus award levels and equity award grant values for his direct reports and other senior executives. The CEO’s recommendations are one of the factors considered by the Compensation Committee in making its determinations. When appropriate, however, the Compensation Committee meets in an executive session without management, including when the CEO’s compensation is being approved. In performing its duties, the Compensation Committee makes recommendations to the Board regarding the executive compensation programs and practices. The Compensation Committee informs the non-management directors of the Board of its decisions regarding compensation for the CEO and his direct reports and other senior executives.

Reviews and Process

Market Competitiveness Review

We evaluate the overall competitiveness of our executives’ total direct compensation annually, although we do not target a specific percentile for any compensation element. Certain components of our executives’ actual compensation is determined primarily by operational and business group financial performance, reflecting our pay-for-performance philosophy.

Annually, the Compensation Committee commissions Cook & Co. to perform a comprehensive market analysis of our executive compensation programs and pay levels, which is presented to the Compensation Committee in May. This market analysis is reviewed against the compensation decisions of the Compensation Committee regarding salary and bonus made earlier in the year and the decisions regarding the proposed annual equity award grants to be made in July/August. In May 2012, Cook & Co. evaluated our executive total direct compensation pay levels as compared to the executive total direct compensation pay levels at our then 18-company comparator peer group (which is discussed below), based on information from their most recent SEC filings. Cook & Co.’s May 2012 report included the base salaries, target and actual annual incentives, bonus leverage, long-term incentives, target and actual total direct compensation and all other compensation for our NEOs as compared to the compensation of their counterparts at our comparator peer companies. The report also provided an analysis of our annual incentive plan design and found that our annual incentive plan structure is similar to those at our comparator companies with respect to performance measurement and plan leverage. Finally, the report provided an analysis of our long-term incentive practices. It indicated that similar to our equity-based LTIs, most of our comparator peer companies also have “balanced” long-term incentive programs, with two or more grant types.

Comparator Peer Group

Our comparator peer group is made up of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, retail, and entertainment and leisure industries. We consider Mattel to be a branded consumer goods company with franchise brands, and we recognize the value and importance of other category leaders to capture a diverse representation of the various markets and areas in which we compete for executive talent. The Compensation Committee determined that it was appropriate to have a more diverse comparator peer group beyond toy companies, as there are not enough publicly-reporting toy companies, and they are generally not comparable to us in size. Our comparator peer companies are comparable to us in their orientation, business model, size (as measured by revenues, net income growth, employees and market capitalization) and global scale and reach. Compensation paid by this comparator peer group is representative of the compensation we believe is required to attract, retain and motivate our executive talent. The Compensation Committee, in conjunction with Cook & Co., reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate. The majority of the companies in our comparator peer group have remained the same over the years and the group, therefore, provides a fairly consistent measure for comparing executive compensation. The comparator peer group used in Cook & Co.’s May 2012 report was the same as the comparator peer group used in their 2011 analysis. The comparator peer group generally falls between about one-third to three times our size, measured by revenues and market capitalization. The comparator peer group was comprised of the following 18 companies:

Mattel’s Comparator Peer Group for Executive Compensation in May 2012

Avery Dennison Corporation	Fortune Brands (currently Beam)	Kellogg Company

Avon Products, Inc.	Gap, Inc.	Limited Brands, Inc.

Campbell Soup Company	General Mills, Inc.	Liz Claiborne, Inc. (currently Fifth & Pacific Companies, Inc.)

The Clorox Company	Hasbro, Inc.	Newell Rubbermaid, Inc.

Coach, Inc.	The Hershey Company	NIKE, Inc.

Estee Lauder Companies, Inc.	H.J. Heinz Company	V.F. Corporation

In November 2012, Cook & Co. reviewed our comparator peer group and made recommendations for certain changes. The 2013 comparator peer group was designed to continue to fall between about one-third to three times our size, measured by revenues and market capitalization, and to position Mattel closer to the median under these measures. Pursuant to Cook & Co.’s review of our comparator peer group, the Compensation Committee determined to remove four companies and add five companies for 2013. Based on Cook & Co.’s recommendations, the Compensation Committee removed the following three companies from our peer group due to the sale or spin-off of product lines/segments that made these companies no longer relevant: Liz Claiborne, Inc. (currently Fifth & Pacific Companies, Inc.), Avery Denison Corporation and Fortune Brands (currently Beam). In addition, NIKE, Inc. was removed as it was too large (revenue and market capitalization) and no longer fit our peer group size criteria. The following five companies were added to our 2013 comparator peer group: Energizer, PVH Corp., Ralph Lauren Corporation, J.M. Smucker Company and Tiffany & Co. These companies were chosen as they are category leaders with recognizable brands in the consumer products manufacturing industries and met our peer group size criteria. In addition, the Compensation Committee also considered whether the comparator peer companies had similar pay models and reasonable compensation practices, as well as whether the companies were listed as peers of our other peer group companies.

Tally Sheets

As part of the Compensation Committee’s annual compensation review process, our Human Resources Department prepares, and reviews with Cook & Co. and the Compensation Committee, comprehensive tally sheets illustrating the total compensation for the most recent two years of the CEO and his direct reports, which includes the NEOs. The Compensation Committee reviews the tally sheets with the Board. Although tally sheets do not drive individual executive compensation decisions, the tally sheets are used so that the Compensation Committee can be aware of the total compensation of these executives. Total compensation includes the executives’ base salary; annual cash incentive awards; equity-based LTI annual target and grant values, including Performance RSUs, stock options and time-vesting RSUs; perquisites, retirement benefits and other compensation. The tally sheets also show each such executive’s holdings of Mattel common stock and estimated dividend equivalents, and accumulated value and unrealized gains under prior equity-based compensation awards at various stock prices (realized and realizable pay). In conjunction with the review of tally sheets, the Compensation Committee reviews ten-year compensation histories of potential NEOs, and the potential severance and change-of-control benefits that would be payable to executives under the Severance Plan.

Equity Grant Procedures

The Compensation Committee approves all equity grants to all senior executives who are in the executive leadership job level and above in Mattel’s compensation structure. For grants to employees below the executive leadership job level, the Board has delegated the authority, subject to certain limitations, to approve annual and off-cycle equity compensation grants (such as grants to employees who are newly hired or newly promoted), to an Equity Grant Allocation Committee. Mr. Stockton was the sole member of the committee in 2012.

Like other public companies, we seek to implement equity compensation grant procedures that are intended to comply with evolving best practices, taking into account accounting, tax and regulatory requirements, and have adopted the following procedures:

•	Annual Grants – In May, the Compensation Committee reviews and approves the annual equity grant approach. Our Human Resources Department reviews with the Compensation Committee the equity compensation program’s objectives, background, grant approach, grant process, proposed total pool of shares and value to be granted. Specific recommendations regarding the aggregate equity pool to be allocated to employees, the size and value of awards to be granted to employees at different levels, and the recommended grants to be made to the executives at the executive leadership job level and above are presented to the Compensation Committee and reviewed by Cook & Co.

The Compensation Committee also sets, subject to approval by the Board of Directors, the key parameters of the delegation of authority to the Equity Grant Allocation Committee for the annual grants and off-cycle grants to employees below the executive leadership job level. Since 2005, the annual equity grant for employees has occurred on or about August 1st, with stock options having an exercise price equal to the closing price of Mattel common stock on such date. The 2012 annual equity grant timing was consistent with this practice, with the grants occurring on August 1st.

•	Other Grants – If there are proposed new hire or other equity awards for consideration for executives in the executive leadership job level and above, the Compensation Committee will review proposed awards at its next scheduled meeting. If the equity awards are approved, the grant date is the date of such approval or, in certain circumstances, a date following the date of approval.

For annual, new hire and other grants to employees below the executive leadership job level, the Equity Grant Allocation Committee receives a report detailing proposed equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the number of RSUs and/or options proposed to be granted, and (iii) whether the grant is within the equity award parameters set by the Compensation Committee. The Equity Grant Allocation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals by unanimous written consent. If the equity awards are approved, the grant date is the last trading day of the month following the month of hire or as indicated in the approval.

•	It is Mattel’s practice to grant all of our stock options at an exercise price at least equal to the closing price of Mattel common stock on the grant date.

Tax and Accounting Considerations

When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to Mattel and, when relevant, to its executives.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of Mattel’s incentive compensation programs (e.g., the MIP and the LTIP) have been designed with the intent that compensation may qualify for deductibility under Section 162(m) of the Internal Revenue Code.

Although stock option awards are intended to comply with the exception for “performance-based” compensation under Section 162(m) of the Internal Revenue Code, time-vesting RSUs and dividend equivalent payments will not comply if no performance conditions are attached to them. Because time-vesting RSUs are considered to be primarily an incentive for executives to remain with Mattel, the Compensation Committee has historically chosen to make their vesting subject only to continued employment. In doing so, the Compensation Committee recognized that this could result in the loss of some of the income tax deductions that we would otherwise be entitled to take, but determined that this tax consideration was less important than structuring the awards in a way that serves their intended executive retention purpose. The Performance RSUs under the LTIP are intended to satisfy the Section 162(m) “performance-based” compensation requirements.

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires Mattel to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to use a portfolio approach to equity grants, awarding both stock options and RSUs.

EXECUTIVE COMPENSATION TABLES

2012 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs for service in 2012, 2011 and 2010, with the exception of (i) Mr. Massingberd, whose total compensation is shown for 2011 and 2012, the years in which he was deemed an NEO and (ii) Mr. Normile, whose total compensation is shown only for 2012, the year in which he first was deemed an NEO.

Name and Principal Position in 2012	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Com- pensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Bryan G. Stockton	2012	$1,150,000	$5,374,966	$2,545,760	$2,592,330	$5,385,970	$212,745	$17,261,771
Chief Executive Officer	2011	$999,038	$3,090,779	$820,534	$994,500	$2,717,174	$152,042	$8,774,067
	2010	$750,000	$894,268	$405,868	$1,050,000	$948,303	$122,746	$4,171,185
Kevin M. Farr	2012	$745,673	$1,218,425	$678,647	$910,350	$3,224,511	$132,453	$6,910,059
Chief Financial Officer	2011	$725,000	$1,278,550	$664,635	$593,775	$1,754,456	$122,033	$5,138,449
	2010	$725,000	$894,268	$405,868	$1,015,000	$227,701	$122,950	$3,390,787
Thomas A. Debrowski	2012	$710,000	$943,404	$402,162	$861,798	$2,490,689	$127,979	$5,536,032
Executive Vice President, Worldwide Operations	2011	$710,000	$1,003,564	$393,854	$581,490	$1,833,101	$150,519	$4,672,528
	2010	$710,000	$894,268	$405,868	$994,000	$393,076	$120,180	$3,517,392
Geoff M. Massingberd	2012	$625,000	$728,975	$368,645	$697,531	–	$163,247	$2,583,398
Executive Vice President, International	2011	$616,731	$769,043	$361,035	$582,969	–	$186,937	$2,516,715
Robert Normile	2012	$576,538	$728,975	$368,645	$653,718	$2,306,797	$102,240	$4,736,913
Executive Vice President, Chief Legal Officer and Secretary

(1) Amounts shown represent the grant date fair value of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 7 to Mattel’s Consolidated Financial Statements for 2012 contained in the Form 10-K filed with the SEC on February 26, 2013. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

Amounts shown under the “Stock Awards” column include the grant date fair value for time-vesting RSUs and the Performance RSUs granted in 2012 in accordance with FASB ASC Topic 718. Please see the narrative disclosure to the “Grants of Plan-Based Awards in 2012” for a detailed discussion regarding the grant date fair value for Performance RSUs. The Performance RSUs were awarded as part of the LTIP and generally have a three-year performance cycle from January 1, 2011 through December 31, 2013. The number of Performance RSUs earned is based on the Company financial measure of NOPAT-CC and net sales (collectively, the performance-related component) measured against annual goals for each year in the three-year performance cycle, which results in a performance percentage for each year that is then averaged over the three-year period. This average is then adjusted based on Mattel’s TSR relative to the TSR performance of the S&P 500 over the full three-year performance cycle from January 1, 2011 through December 31, 2013 (the market-related component) to determine the number of Performance RSUs earned.

Mr. Stockton also was awarded an additional 81,037 Performance RSUs on January 3, 2012 in connection with his promotion to CEO. The 2012 Performance RSU award has a performance cycle that runs from January 1, 2012 through December 31, 2013, with annual performance measures and goals for 2012 and 2013 (performance-related component) and TSR goals that measure over 2011-2013 (market-related component).

Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total Performance RSUs awarded. The performance-related component of Mr. Stockton’s 2012 Performance RSU award is based on separate measurements of our financial performance for each year in the two-year performance cycle, and as such FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to 1/2 of the total Performance RSUs awarded each year. The grant date fair value is based upon the probable outcome of the performance-related component, as described below, and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related component, or the TSR adjustment, for the entire three-year performance cycle is included in the amounts shown for 2011 (the year of grant) and was determined using a Monte Carlo valuation model on the date the Performance RSUs were awarded in 2011; therefore, no additional grant date fair value for the market-related component is attributed to the award after its initial grant date. Similarly, with respect to Mr. Stockton’s 2012 Performance RSU award, the full grant date fair value for the market-related component for the entire three-year performance cycle is included in the amount shown for 2012 (the year of grant).

The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 principles established each year for the performance-related component of these awards (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date. Also set forth below for 2011 is the grant date fair value of $4.22 per unit for the market-related component, or the TSR adjustment, determined upon grant in 2011, and which is not subject to probable or maximum outcome assumptions. For Mr. Stockton, the table below also includes the grant date fair value of $6.60 per unit for the market-related component of the 2012 Performance RSU award determined upon grant, which is not subject to probable or maximum outcome assumptions. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” for a more complete description of the LTIP.

Name	Year	Probable Outcome of Performance Conditions Grant Date Fair Value(1)	Maximum Outcome of Performance Conditions Grant Date Fair Value(1)	Market- Related Component Grant Date Fair Value
Bryan G. Stockton	2012	$2,256,779	$3,385,168	$534,844
	2011	$829,960	$1,244,940	$427,473
Kevin M. Farr	2012	$543,421	$815,131	–
	2011	$398,376	$597,564	$205,185
Thomas A. Debrowski	2012	$543,421	$815,131	–
	2011	$398,376	$597,564	$205,185
Geoff M. Massingberd	2012	$362,292	$543,437	–
	2011	$265,587	$398,380	$136,791
Robert Normile	2012	$362,292	$543,437	–

(1) For 2011 and 2012, the actual amounts earned pursuant to the performance-related component were 121.8% of the Performance RSUs that could be earned for those years.

(2) Amounts shown represent the performance-based cash compensation earned under the MIP, our annual cash incentive plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a detailed discussion of the MIP.

(3) Amounts shown represent the increase in the pension benefits that the NEOs have accrued under the 2005 Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) during the applicable year. For example, the amounts shown for 2012 are determined by subtracting (i) the present value of each executive’s accrued benefits as of December 31, 2011 from (ii) the present value of the executive’s accrued benefits as of December 31, 2012, which are shown in the “2012 Pension Benefits” table below, and are computed as explained in the narrative disclosure to the “2012 Pension Benefits” table. Mr. Normile, who is currently age 53, will be eligible to receive benefits under the SERP once he meets the plan’s age requirement of age 55. The 2012 changes in pension values for the NEOs are mainly attributable to a decrease in the discount rate assumptions and for some, an increase in final average pay.

No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.

(4) The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent Mattel’s incremental cost of providing the perquisite or other benefit to the NEO, in each case without taking into account the value of any income tax deduction for which Mattel is eligible. See “Compensation Discussion and Analysis – Elements of Compensation – Benefits and Perquisites” for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2012:

Other Compensation	Bryan G. Stockton	Kevin M. Farr	Thomas A. Debrowski	Geoff M. Massingberd	Robert Normile
Company car allowance(a)	$24,000	$24,000	$24,000	$24,000	$24,000
Other perquisites(b)	$54,020	$29,222	$21,548	$3,390	$16,386
Total Perquisites	$78,020	$53,222	$45,548	$27,390	$40,386
Contributions to 401(k) Plan	$28,571	$25,000	$30,000	$28,077	$27,500
Contributions to DCP	$106,154	$54,231	$52,431	$44,712	$34,354
Contributions to Supplemental Retirement Benefit(c)	–	–	–	$62,500	–
Tax gross-up(d)	–	–	–	$568	–
Total “All Other Compensation”	$212,745	$132,453	$127,979	$163,247	$102,240

(a) The amount of the monthly car allowance is based on the executive’s job level. This allowance is intended to cover all automobile expenses and mileage reimbursement.

(b) Amounts include the following perquisites that may be offered to our NEOs: financial counseling and tax return preparation services; physical examination; Company-provided home security system; premium on excess liability insurance provided by Mattel; and personal use of country club membership. Incremental costs to Mattel for these items were determined as the actual amounts credited to, paid to or on behalf of the executive or the portion of costs allocated to the executive’s personal use of a perquisite. For Mr. Stockton, the amount also includes recommended grants and matching charitable contributions, under the programs described in the “Director Compensation” section in this Proxy Statement.

(c) Pursuant to Mr. Massingberd’s letter agreement dated June 25, 2008 (“Massingberd Letter Agreement”), Mattel will provide Mr. Massingberd with a supplemental retirement benefit equal to 10% of his base salary each year until he reaches age 60, which is credited to his account under the DCP.

(d) The tax gross-up of $568 on the tax compliance services was to assist Mr. Massingberd with international tax issues presented by his move to California from Canada, pursuant to Mattel’s general relocation program.

Narrative Disclosure to Summary Compensation Table

Letter Agreement

Certain of Mr. Massingberd’s compensation reflected in the “2012 Summary Compensation Table” is provided pursuant to the Massingberd Letter Agreement, which was entered into at the time he relocated from Canada to California in July 2008. The Massingberd Letter Agreement provides for (i) a monthly car allowance, (ii) a supplemental retirement company contribution (as detailed in footnote (c) to the “All Other Compensation” table above and footnote (5) to the “2012 Nonqualified Deferred Compensation” table below), (iii) financial counseling services and (iv) relocation benefits. The Massingberd Letter Agreement also provides for severance pay, which is discussed further under the “Potential Payments upon Termination or Change of Control” section below.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table shows information about the non-equity incentive awards and equity-based awards to our NEOs in 2012.

Name	Grant Date	Com- mittee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Thresh- hold	Target	Maximum
Bryan G.	01/03/12	11/20/11	–	–	–	–	–	–	27,022	–	–	$749,996
Stockton	01/03/12	11/20/11	–	–	–	30,389	81,037	162,074	–			$1,659,449
	01/03/12	11/20/11	–	–	–	–	–	–	–	121,753	$27.76	$702,515
	03/13/12	03/13/12	$336,375	$1,495,000	$2,990,000	–	–	–	–	–	–	–
	08/01/12	05/09/12	–	–	–	–	–	–	52,743	–	–	$1,833,347
	08/01/12	05/09/12	–	–	–	–	–	–	–	247,748	$34.76	$1,843,245
Kevin M. Farr	03/13/12	03/13/12	$118,125	$525,000	$1,050,000	–	–	–	–	–	–	–
	08/01/12	05/09/12	–	–	–	–	–	–	19,419	–	–	$675,004
	08/01/11	05/12/11	–	–	–	–	–	–	–	91,216	$34.76	$678,647
Thomas A.	03/13/12	03/13/12	$111,825	$497,000	$994,000	–	–	–	–	–	–	–
Debrowski	08/01/12	05/09/12	–	–	–	–	–	–	11,507	–	–	$399,983
	08/01/12	05/09/12	–	–	–	–	–	–	–	54,054	$34.76	$402,162
Geoff. M.	03/13/12	03/13/12	$91,406	$406,250	$812,500	–	–	–	–	–	–	–
Massingberd	08/01/12	05/09/12	–	–	–	–	–	–	10,549	–	–	$366,683
	08/01/12	05/09/12	–	–	–	–	–	–	–	49,549	$34.76	$368,645
Robert Normile	03/13/12	03/13/12	$84,825	$377,000	$754,000	–	–	–	–	–	–	–
	08/01/12	05/09/12	–	–	–	–	–	–	10,549	–	–	$366,683
	08/01/12	05/09/12	–	–	–	–	–	–	–	49,549	$34.76	$368,645

(1) The awards shown are the 2012 award opportunities under the MIP, which were established by the Compensation Committee at its meeting on March 13, 2012. The amounts shown represent the potential value of performance bonus awards that could be earned for 2012 (and paid in 2013) under the MIP for each NEO. For Messrs. Stockton, Farr, Debrowski and Normile, 100% of their bonus opportunity for 2012 was tied to the achievement of our Company financial measures. For Mr. Massingberd, the mix was 50% Company financial measures and 50% business group financial measures.

The portion of the awards tied to the achievement of our Company financial measures was based on achievement of adjusted operating profit, adjusted free cash flow and gross margin percentage. Actual bonuses payable under the MIP could range from 0% to 200% of the NEO’s target bonus opportunity based on Mattel’s relative attainment of the pre-established performance goals. At the threshold level of achievement, the percentage that could have been earned was 22.5% of the NEO’s target bonus opportunity; at the target level of achievement the percentage that could have been earned was 100% of the NEO’s bonus target opportunity; and at the maximum level of achievement, where the results significantly exceeded the targets, the percentage that could have been earned was 200% of the NEO’s target bonus opportunity. The “threshold” bonus award represents the minimum award other than zero that would be earned if the threshold level of the Company adjusted operating profit was achieved. Please also see “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP. Actual amounts awarded under the MIP to our NEOs for fiscal year 2012 are reflected in the “2012 Summary Compensation Table.”

(2) The Performance RSUs were awarded to Mr. Stockton in connection with his promotion to CEO. The “threshold” number of shares shown is 37.5% of the Performance RSUs awarded, the “target” number of shares shown is 100% of the Performance RSUs awarded and the “maximum” number of shares shown is 200% of the Performance RSUs awarded. Please see the section “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” and footnote 1 to the “2012 Summary Compensation Table” for a detailed discussion of these awards.

(3) The awards shown are time-vesting RSUs granted under our 2010 Plan that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with Mattel.

(4) The awards shown are stock options granted under our 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with Mattel.

(5) Amounts shown represent the fair market value per share as of the grant date of the award (determined pursuant to FASB ASC Topic 718) multiplied by the number of shares. For a discussion of the assumptions made in the valuation reflected in these amounts, see Note 7 to Mattel’s Consolidated Financial Statements for 2012 contained in the Form 10-K filed with the SEC on February 26, 2013. Regardless of the value on the grant date, the actual value will depend on the market value of Mattel’s common stock on a date in the future when the RSUs vest or stock options are exercised.

Narrative Disclosure Relating to Performance RSUs Pursuant to the 2011-2013 LTIP

We awarded Performance RSUs pursuant to the 2011-2013 LTIP in March 2011 to each of the NEOs, which will be earned and converted into shares based on our performance over the performance cycle from January 1, 2011 through December 31, 2013. Because the Performance RSUs were awarded in fiscal year 2011, such awards are not shown in the “Grants of Plan-Based Awards in 2012” table above. Because the performance-related component of these awards is based on the average of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires grant date fair value to be calculated at the commencement of each separate year of the performance cycle based on the probable outcome at the commencement of the year of the performance-related component for that year. As a result, the “2012 Summary Compensation Table” includes as compensation for 2012 the grant date fair value of a portion of the 2011-2013 Performance RSUs based on the probable outcome of the performance-related component of the award for fiscal year 2012. See the “2012 Summary Compensation Table” and its footnotes for further information regarding the determination of the grant date fair value of these awards, (i) assuming probable outcome of the performance-related components, (ii) assuming maximum achievement of the performance-related components and (iii) for purposes of Mr. Stockton’s 2012 Performance RSU award, the grant date fair value determination for the market-related component, or the TSR adjustment.

OUTSTANDING EQUITY AWARDS AT 2012 YEAR-END

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2012.

	Option Awards					Stock Awards
Name	Grant Date for Options(1)	Number of Securities Underlying Unexercised Options Exercisable(1)	Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
						Time-Vesting RSUs		Performance RSUs
Bryan G. Stockton						217,104	$7,950,348	334,198	$12,238,331
	08/01/2012	–	247,748	$34.76	08/01/2022
	01/03/2012	–	121,753	$27.76	01/03/2022
	08/01/2011	47,403	94,804	$26.38	08/01/2021
	08/02/2010	55,345	28,512	$21.50	08/02/2020
	07/31/2009	108,401	–	$17.58	07/31/2019
	08/01/2008	105,541	–	$20.48	08/01/2018
	08/01/2007	37,500	–	$23.58	08/01/2017
	08/01/2006	50,000	–	$17.94	08/01/2016
	08/01/2005	100,000	–	$18.71	08/01/2015
	04/30/2004	100,000	–	$16.96	04/30/2014
Kevin M. Farr						111,197	$4,072,034	88,103	$3,226,332
	08/01/2012	–	91,216	$34.76	08/01/2022
	08/01/2011	38,396	76,792	$26.38	08/01/2021
	08/02/2010	55,345	28,512	$21.50	08/02/2020
	07/31/2009	108,401	–	$17.58	07/31/2019
	08/01/2008	105,541	–	$20.48	08/01/2018
	08/01/2007	46,875	–	$23.58	08/01/2017
	08/01/2006	62,500	–	$17.94	08/01/2016
	08/01/2005	125,000	–	$18.71	08/01/2015
	04/30/2004	125,000	–	$16.96	04/30/2014
	07/31/2003	70,000	–	$19.43	07/31/2013
Thomas A. Debrowski						35,976	$1,317,441	88,103	$3,226,332
	08/01/2012	–	54,054	$34.76	08/01/2022
	08/01/2011	22,753	45,506	$26.38	08/01/2021
	08/02/2010	55,345	28,512	$21.50	08/02/2020
	07/31/2009	108,401	–	$17.58	07/31/2019
	08/01/2008	92,348	–	$20.48	08/01/2018
	08/01/2007	37,500	–	$23.58	08/01/2017
	08/01/2006	50,000	–	$17.94	08/01/2016
Geoff M. Massingberd						30,653	$1,122,513	58,736	$2,150,912
	08/01/2012	–	49,549	$34.76	08/01/2022
	08/01/2011	20,857	41,714	$26.38	08/01/2021
	08/02/2010	36,897	19,008	$21.50	08/02/2020
	07/31/2009	81,301	–	$17.58	07/31/2019
	08/01/2008	70,360	–	$20.48	08/01/2018
	08/01/2007	13,875	–	$23.58	08/01/2017
Robert Normile						59,094	$2,164,022	58,736	$2,150,912
	08/01/2012	–	49,549	$34.76	08/01/2022
	08/01/2011	20,857	41,714	$26.38	08/01/2021
	08/02/2010	36,897	19,008	$21.50	08/02/2020
	07/31/2009	72,267	–	$17.58	07/31/2019
	08/01/2008	79,156	–	$20.48	08/01/2018
	08/01/2007	28,125	–	$23.58	08/01/2017
	08/01/2006	37,500	–	$17.94	08/01/2016
	08/01/2005	75,000	–	$18.71	08/01/2015
	04/30/2004	25,000	–	$16.96	04/30/2014

(1) The options granted will vest and become exercisable 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service with Mattel through that date.

(2) The time-vesting RSU grants will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service with Mattel through that date. For Messrs.

Farr, Normile and Stockton, the additional grant in July 2009 to each of them of time-vesting RSUs will vest 100% on the fifth anniversary of the grant date. The outstanding RSUs shown in the table vest as follows:

Name	Total Amount Vesting in 1/2013	Total Amount Vesting in 8/2013	Total Amount Vesting in 1/2014	Total Amount Vesting in 7/2014	Total Amount Vesting in 8/2014	Total Amount Vesting in 1/2015	Total Amount Vesting in 8/2015
Bryan G. Stockton	19,778	25,101	33,290	56,883	42,169	13,511	26,372
Kevin M. Farr	–	22,099	–	56,883	22,505	–	9,710
Thomas A. Debrowski	–	16,886	–	–	13,336	–	5,754
Geoff M. Massingberd	–	13,153	–	–	12,225	–	5,275
Robert Normile	–	13,153	–	28,441	12,225	–	5,275

(3) Amounts are calculated by multiplying the number of units shown in the table by $36.62 per share, which is the closing price of our common stock on December 31, 2012, the last trading day of fiscal year 2012.

(4) In accordance with the SEC rules, the number of Performance RSUs shown represents the number of units that may be earned as of December 31, 2012 based on maximum performance, and adjusted to give effect to the units that cannot be earned at maximum performance based on actual performance for 2011 and 2012 (and with respect to Mr. Stockton’s 2012 Performance RSU award, based on actual performance for 2012). The SEC rules dictate that the maximum number of units be shown since the number of units that would have been earned based on actual results under the performance conditions and the TSR adjustment for the two year period from January 1, 2011 through December 31, 2012 (instead of through the end of the performance period on December 31, 2013) falls between target and maximum level of performance. See the section “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” for a more complete description of these Performance RSUs.

OPTION EXERCISES AND STOCK VESTED IN 2012

For each of our NEOs, the following table gives information for options exercised in 2012 and stock awards vested in 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Bryan G. Stockton	150,000	$2,146,750	20,679	$721,606
Kevin M. Farr	140,000	$1,743,582	20,679	$721,606
Thomas A. Debrowski	300,000	$4,947,776	20,679	$721,606
Geoff M. Massingberd	142,000	$2,219,950	14,734	$514,412
Robert Normile	125,000	$1,872,136	13,786	$481,071

(1) Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

(2) Amounts are calculated by multiplying the number of shares underlying RSUs vested by the closing price of Mattel common stock on the date of vesting, or if the stock market was closed on the date of vesting, by the closing price of Mattel common stock on the next preceding day on which the stock market was open, in accordance with the terms of the 2005 Plan or the 2010 Plan, as applicable.

2012 PENSION BENEFITS

The following table shows the lump sum present value of the accumulated benefit of each NEO under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (“SERP”), as of December 31, 2012. See also the section below “Potential Payments Upon Termination or Change of Control.”

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2012
Bryan G. Stockton	12.16	$12,246,309	–
Kevin M. Farr	21.17	$9,878,335	–
Thomas A. Debrowski	12.14	$8,886,308	–
Geoff M. Massingberd	–	–	–
Robert Normile	20.52	$6,637,615	–

Narrative Disclosure to Pension Benefits Table

Messrs. Stockton, Farr, Debrowski and Normile participate in the SERP, which is a nonqualified defined benefit pension plan, described below. No participants have been added to the SERP since 2001.

Description of SERP Benefits

The SERP provides for supplemental retirement benefits. The benefits to our NEOs under the SERP are computed as a yearly benefit for the participant’s lifetime beginning at age 60 equal to: the product of (i) 60% of the participant’s final average compensation, times (ii) the lesser of (a) one, or (b) a fraction equal to the participant’s credited months of service, up to 180, divided by 180; less any offsets for certain actual and deemed rates of employer contributions to the participant’s accounts under the 401(k) Plan and the DCP and earnings thereon.

For these purposes, final average compensation includes the participant’s base salary, bonuses paid under the MIP and any special achievement bonuses that the Compensation Committee designates to be taken into account for these purposes. The final average compensation is the average of such annual compensation for the period of 36 consecutive months, out of the last 120 consecutive months of employment, for which these amounts are the highest.

The SERP benefit for a participant whose employment terminates after age 55 but before age 60, is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60. Except as noted below, in order to receive benefits under the SERP, a participant must complete five years of service with Mattel and attain age 55, except that death and disability benefits are paid if the participant dies or becomes disabled after attaining age 45, subject to offset for long-term disability benefits.

The SERP provides that a participant will forfeit all SERP benefits upon a termination of employment for cause. The SERP also provides that Mattel may impose a forfeiture of future SERP benefits and a recapture of SERP benefits previously paid if the participant engages in certain behaviors that are harmful to Mattel during or after employment. Upon a change of control, the requirement to complete five years of service with Mattel and attain age 55 in order to receive any SERP benefits is waived. In addition, the provision for forfeiture and recapture of SERP benefits does not apply following a termination of employment during the 18-month period after a change of control.

Calculation of SERP Benefits Shown in Table

The SERP benefits shown in the table above represent the benefits that the NEOs have earned, based on their service and compensation through December 31, 2012, but assuming that they retire at age 60, which is the earliest date on which they may retire without reduction in the SERP benefit. As of December 31, 2012, Messrs. Stockton, Farr, Debrowski, and Normile were 59, 55, 62 and 53 years of age, respectively.

We used the same assumptions in computing the above amounts as we use for financial reporting purposes, including a discount rate of 3.75% and mortality assumptions set forth in the 2013 Internal Revenue Service static mortality table. The benefits are calculated in accordance with the SEC’s rules and the provisions of the SERP, as follows:

•	Determine the gross benefit expressed as a single life annuity, using the SERP’s final average compensation formula and the executive’s service and compensation through December 31, 2012;

•	Reduce this annuity by an amount attributable to Mattel’s contributions to the executive’s account in the 401(k) Plan and DCP, as follows:

–	Determine the portion of the executive’s account balance(s) as of December 31, 2012 that is attributable to Mattel’s contributions to the defined contribution plans and earnings;

–	Roll forward the balance(s) from December 31, 2012 to the date the participant reaches age 60 based on an assumed Stable Value Fund return of 5%;

–	Convert the foregoing total into an age 60 single life annuity, using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an interest rate of 6.5%; and

–	Subtract that annuity from the gross benefit computed in step 1 to determine the participant’s SERP benefit; and

•	Convert the reduced annuity amount from step 2 to a lump sum present value as of December 31, 2012.

In order to make the calculation in step 2, we had to project what the overall rate of return on the Stable Value Fund would be from December 31, 2012 through each executive’s 60th birthday and, with respect to Mr. Debrowski, his actual age as of December 31, 2012. We assumed a rate of return of 5%, which is a conservative long-range rate of return consistent with the performance of the Stable Value Fund during the last ten years.

Messrs. Stockton, Farr and Debrowski are currently eligible to receive benefits under the SERP. Mr. Normile will be eligible to receive benefits under the SERP once he meets the plan’s age requirement of age 55. Under the Severance Plan in which each participates, if his employment is terminated by Mattel without cause or by him for good reason, he will be credited with an additional two years of age and service for purposes of determining his SERP benefit. As of December 31, 2012, Messrs. Stockton, Farr, Debrowski and Normile were 59, 55, 62 and 53 years old, respectively, and had 12.16, 21.17, 12.14 and 20.52 years of credited service, respectively, all of which represent actual service with Mattel.

Mr. Massingberd is not eligible to participate in the SERP.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the benefits accrued under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”) by our NEOs as of December 31, 2012.

Name	Executive Contributions in 2012(1)	Registrant Contributions in 2012(2)	Aggregate Earnings in 2012(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of 2012(4)
Bryan G. Stockton	$319,394	$106,154	$390,031	–	$2,515,610
Kevin M. Farr	$29,423	$54,231	$834,263	–	$4,505,920
Thomas A. Debrowski	$26,215	$52,431	$331,889	–	$1,842,186
Geoff M. Massingberd	$577,227	$107,212(5)	$222,322	–	$2,822,347
Robert Normile	$18,738	$34,354	$325,403	–	$2,265,122

(1) Represents the amounts that the NEOs elected to defer in 2012 under the DCP. These amounts represent compensation earned by the NEOs in 2012, and are therefore also reported in the appropriate columns in the “2012 Summary Compensation Table” above.

(2) Represents the amounts credited in 2012 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the “2012 Summary Compensation Table” above in the “All Other Compensation” column. See footnote 5 below for additional amounts contributed on behalf of Mr. Massingberd.

(3) Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “2012 Summary Compensation Table.”

(4) Represents the amounts of the DCP account balances at the end of 2012 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in previous years are as follows:

Name	Aggregate Amounts Previously Reported
Bryan G. Stockton	$1,700,031
Kevin M. Farr	$3,588,004
Thomas A. Debrowski	$1,431,651
Geoff M. Massingberd	$1,915,586
Robert Normile	–

(5) Pursuant to the Massingberd Letter Agreement, Mr. Massingberd has a supplemental retirement benefit in which Mattel will provide him a payment of 10% of his base salary each year, from 2007 until he reaches age 60, which will be notionally contributed to his account under the DCP. The amounts shown include this contribution of $62,500. If after leaving Mattel, he renders any services that are determined to be a conflict of interest to Mattel, any and all unpaid benefits will be forfeited.

Description of DCP

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in book-keeping accounts.

•	Amounts that a participant elects to defer, including:

–	any amounts that could be deferred under the 401(k) Plan, but for tax code limitations;

–	up to 75% of base salary, effective as of January 1, 2009 (up to 90% of base salary prior to January 1, 2009); and

–	up to 100% of annual MIP cash incentive compensation.

•	Company automatic contributions equal to the automatic contributions that would have been made to the 401(k) Plan, but for tax code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

–	at least 20 but less than 30 years: 3%;

–	at least 30 but less than 40 years: 4%;

–	at least 40 but less than 45 years: 5%;

–	at least 45 but less than 50 years: 6%;

–	at least 50 but less than 55 years: 7%; or

–	55 years or more: 8%.

•	Company matching contributions of 100% of the first 2% of the participant’s elective deferrals and 50% of the next 4% of the participant’s elective deferrals.

The amounts deferred under each participant’s DCP accounts are deemed to be invested in investments chosen by the participant from a range of choices established by the plan administrator. Currently, the available choices include (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); and (ii) deemed investment in any of ten externally managed institutional funds, including equity and bond mutual funds. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2012 ranged from 0% to 36.85%. Mattel retains the right to change, at Mattel’s discretion, the available investment options.

The investment options and their annual rates of return for the calendar year ended December 31, 2012 are contained in the following table.

Name of Investment Option	2012 Rate of Return
Hartford Money Market HLS – Class 1A	–
GS Standard Fixed Income Division	5.80%
HIMCO U.S. Aggregate Bond Index Division	4.20%
Hartford Stock HLS – Class 1A	12.13%
HIMCO S&P 500 Index Division	15.95%
American Funds Growth – Class 2	17.89%
Vanguard VIF Mid Cap Index	15.82%
NT Russell 2000 Index Division	16.28%
American Funds Global Growth – Class 2	21.53%
American Funds International – Class 2	17.91%
Mattel Stock	36.85%
Fixed Interest Account	3.57%

The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who choose the phantom stock fund or any of the ten externally managed investment funds, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

In the case of the fixed rate fund, the rate is set below 120% of the applicable federal long-term rate with compounding. In the case of the phantom stock fund or any of the ten externally managed investment funds, there is no markup over the market rates of return that would have been obtained on investments in Mattel common stock or the externally managed institutional funds. With regard to the phantom stock, when Mattel pays dividends on its common stock, the phantom stock accounts are not credited at a higher rate than is paid to holders of Mattel common stock. Thus, the participants’ accounts do not have any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations.

We set aside funds to cover our obligations under the DCP in a trust. However, the assets of the trust belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

In September 2008, the Board approved technical amendments to the DCP to comply with Section 409A of the Internal Revenue Code. The amended DCP consists of two plan documents: the first plan document (“Existing Plan Document”) governs amounts deferred under the plan on or prior to December 31, 2004 and that are intended to be exempt from Section 409A, and a second plan document (“New Plan Document”) governs amounts deferred under the plan on or after January 1, 2005 and that are subject to Section 409A.

The New Plan Document requires participants to make annual deferral and distribution elections prior to the beginning of each calendar year, although newly-hired participants generally may elect to defer base salary earned during the year in which they are hired. A participant may elect to receive his or her annual account balance on a scheduled withdrawal date, upon the participant’s death or upon termination of employment, with payments made in up to 15 annual installments depending on the participant’s elections. Under the New Plan Document, participants will receive a distribution of their post-2005 account balances upon the occurrence of a change of control (as defined under Section 409A), and participants may receive accelerated distributions of such amounts in the event of a hardship.

The Existing Plan Document provides participants with more flexibility to make deferral and distribution elections and to change their existing elections. Under the Existing Plan Document, participants may receive their pre-2005 account balances on a scheduled withdrawal date, upon the participant’s death or upon termination of employment, with payments made in up to 15 annual installments depending on the participant’s elections. The Existing Plan Document also allows participants to receive accelerated distributions of their pre-2005 account balances in the event of a hardship or for any other reason, subject to a partial forfeiture of the participant’s account balance in the event of a non-hardship accelerated distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Messrs. Stockton, Debrowski, Farr and Normile are participants in the Severance Plan. Mr. Massingberd does not participate in the Severance Plan, but instead, is party to a letter agreement that provides for severance in the event of termination of employment by Mattel without cause. We summarize below the severance and change-of-control arrangements in effect as of December 31, 2012 pursuant to the terms of the Severance Plan and the letter agreement, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., the equity award plans and agreements). We also provide estimated values for the payments and benefits that our NEOs would have received in connection with a termination of their employment or a change of control, assuming that event had occurred on December 31, 2012.

Severance Plan

Involuntary Termination

Under the Severance Plan, if a participating NEO’s employment is terminated by Mattel without cause or by him for good reason (hereinafter referred to as “involuntary termination”), the executive generally will be entitled to the following benefits which are more fully described in the footnotes to the “Estimated Potential Payments” table below:

•	Severance, paid in equal bi-weekly installments over two years, equal to two times the sum of such executive’s base salary and an amount representing such executive’s MIP bonus;

•	An amount representing a pro-rata MIP bonus, paid at the time such bonuses are generally paid to employees;

•	Payment of a monthly amount approximately equal to the then current COBRA premium for up to two years;

•	Accelerated vesting of all then unvested stock options with extended exercise periods that differ based on whether the participant is retirement eligible;

•	Accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of months the executive was employed during the vesting period;

•	Additional credits in SERP benefits (see narrative disclosure to the “2012 Pension Benefits” table above for detailed disclosure of the terms); and

•	Outplacement services.

Involuntary Termination Following Change of Control

Under the Severance Plan, if a participating NEO is involuntarily terminated within the two-year period following a change of control (“Change of Control Period”), the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

•	The severance will be paid in a lump sum payment;

•	The amount representing the pro-rata MIP bonus will be based on such executive’s target bonus for the year in which such termination occurs and is paid at the time that the lump sum severance payment is paid; and

•	All of such executive’s time-vesting RSU awards will be fully accelerated.

Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount which would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Severance Plan, the executive will be required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to protect our confidential information, not to accept employment or provide services with a competitor, solicit our employees or disparage or otherwise impair our reputation, goodwill or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents or products for one year after the date of termination of employment.

The Severance Plan does not provide for any benefits upon termination of employment due to death or disability. The Severance Plan provides for a rolling one-year term based on the executive’s first participation date, unless Mattel gives prior written notice to such executive that the executive’s participation will not be further extended. Once notice is provided, the executive will remain a participant in the Severance Plan for a minimum period of 15 months.

For purposes of the Severance Plan:

•	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; willful act or omission in the course of employment which constitutes gross negligence; willful failure to obey lawful direction of the Board; provided, in each case, unless the activity cannot be cured, written notice be provided to the executive and the executive is given a reasonable opportunity to cure or correct such activity;

•	“Good reason” generally means any of the following without the executive’s consent: (i) material diminishment of the executive’s authority, duties or responsibilities; (ii) material diminution in executive’s base salary or a failure by Mattel to pay the executive’s annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; (iii) failure by Mattel to make any bonus programs (e.g., the MIP or LTIP), incentive plans or programs, pension, profit sharing, welfare, fringe and other general benefit programs available to the executive at a level that reflects the executive’s responsibilities, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; provided, however, that “good reason” will not exist as a result of Mattel amending, eliminating or reducing any plans, benefits or programs if such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for any across-the-board compensation and benefit reductions; (iv) other action or inaction that constitutes a breach by Mattel of the plan amendment section of the Severance Plan (i.e., we retain the discretion to amend or terminate the Severance Plan, but any amendment that is materially adverse to any executive requires that executive’s written consent) or any terms of the letter agreement confirming the executive’s eligibility for the Severance Plan or (v) failure by Mattel to obtain assumption and agreement to perform the Severance Plan by a successor; and

•	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in our Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, we have a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

Letter Agreement

Under the Massingberd Letter Agreement, if Mr. Massingberd’s employment is terminated by Mattel without cause, he will be entitled to two years of base salary. Pursuant to Mattel’s current severance practice for executives, Mr. Massingberd would also receive three months of Company-paid COBRA coverage and up to three months of monthly payments approximately equal to the COBRA premiums and up to one year of outplacement services.

For purposes of the Massingberd Letter Agreement:

•	“Cause” generally means Mattel’s good faith belief that he refused to follow lawful directions or materially failed to perform his duties (other than by reason of physical or mental illness, injury or condition); materially failed to comply with Mattel’s company policies; or engaged in conduct that is or may be unlawful or disreputable, to the possible detriment of Mattel or any of its subsidiaries or affiliates, or his own reputation.

Equity Award Plans and Agreements

Stock Options and Time-Vesting RSUs

Unless otherwise provided in an individual award agreement, employment agreement or severance agreement, the 2005 Plan and the 2010 Plan provide for accelerated vesting of equity awards and extended option exercisability under certain circumstances in the event of a change of control and specified terminations of employment.

2010 Plan

•	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.

•	In the event of a termination of employment due to death or disability or any retirement, in the case of stock options, and involuntary retirement only, in the case of RSUs, a participant will receive full vesting of any unvested stock options and RSUs that were granted at least six months prior to the termination date, and such stock options would remain exercisable for the lesser of five years or their remaining term.

•	In the event of an involuntary termination of employment, the option agreements for awards granted to our NEOs provide that options will vest in full and provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below), and the RSU award agreements granted to our NEOs provide for forfeiture, pro-rated vesting or full acceleration of vesting depending on whether the executive is a participant in the Severance Plan or retirement-eligible.

2005 Plan

•	All outstanding awards under the 2005 Plan have vested, except the 2009 retention RSU grants to Messrs. Stockton, Farr and Normile that will vest on July 31, 2014. These grants will vest in full in the event of a change of control, death, disability or involuntary termination of employment.

•	In the event of a termination of employment without cause within 18 months following a change of control, stock options remain exercisable for the lesser of two years following the termination of employment or their remaining term or such longer period as is provided under an individual agreement.

–	In the event of a termination of employment due to death or disability, (i) for grants made before May 2007, all vested options remain exercisable for the lesser of one year or their remaining term; and (ii) for grants made on or after May 17, 2007, all stock options will remain exercisable for the lesser of five years or their remaining term.

–	In the event of an involuntary termination of employment or retirement, the option agreements for awards granted to our NEOs provide for extended exercise periods (see the footnotes under the “Estimated Potential Payments” table below).

Performance RSUs

In the event of a change of control, (i) if the Performance RSUs are assumed or substituted by the acquiror in a change of control and the participant’s employment is involuntarily terminated following the change of control, or (ii) the Performance RSUs are not assumed or substituted in a change of control, then the vesting of the RSUs will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment.

•	In the event of a participant’s termination of employment due to voluntary or involuntary retirement, the participant will receive pro-rata vesting based on the total months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures. For Severance Plan participants, the same applies in the event of a participant’s termination of employment due to an involuntary termination of employment.

•	In the event of a termination of employment due to death or disability, the participant will receive full vesting based on our actual achievement of the performance measures through the most recently completed fiscal year that occurs prior to the participant’s death or disability.

ESTIMATED POTENTIAL PAYMENTS

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, involuntary termination, involuntary termination following a change of control (“COC Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2012. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), DCP and 401(k) Plan. For information on the accrued amounts payable under the SERP see “2012 Pension Benefits” and under the DCP, see the “2012 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from Mattel.

Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Value of Health and Welfare Benefits Equivalent Payment	Valuation of Equity Vesting Acceleration Assuming Cash-Out(5)	Value of Fringe Benefits(6)	Total Value
Bryan G. Stockton
Change of Control	–	$2,592,330	–	–	–	$2,083,165	–	$4,675,495
Involuntary Termination	$4,344,500	$2,592,330	$7,236,453	$2,866,372	$34,662	$9,180,990	$50,000	$26,305,307
COC Termination	$4,344,500	$2,592,330	$12,210,118	$2,866,372	$34,662	$10,897,833	$50,000	$32,995,815
Retirement	–	–	$7,236,453	–	–	$2,486,564	–	$9,723,017
Death	–	–	$5,490,046	–	–	$8,505,574	–	$13,995,620
Disability	–	–	$5,490,046	–	–	$8,505,574	–	$13,995,620
Kevin M. Farr
Change of Control	–	$910,350	–	–	–	$2,083,055	–	$2,993,405
Involuntary Termination	$3,385,000	$910,350	$2,172,250	$1,565,254	$34,579	$4,752,332	$50,000	$12,869,765
COC Termination	$3,385,000	$910,350	$3,258,374	$1,565,254	$34,579	$5,463,456	$50,000	$14,667,013
Retirement	–	–	$2,172,250	–	–	$1,221,760	–	$3,394,010
Death	–	–	$1,187,025	–	–	$4,582,670	–	$5,769,695
Disability	–	–	$1,187,025	–	–	$4,582,670	–	$5,769,695

Name and Trigger	Severance or Multiple of Salary and Bonus(1)	Current Year Bonus(2)	LTIP Payments(3)	Enhancement Value of Pension Benefits(4)	Value of Health and Welfare Benefits Equivalent Payment	Valuation of Equity Vesting Acceleration Assuming Cash-Out(5)	Value of Fringe Benefits(6)	Total Value
Thomas A. Debrowski
Change of Control	–	$861,798	–	–	–	–	–	$861,798
Involuntary Termination	$3,266,000	$861,798	$2,172,250	$1,710,308	$22,224	$2,011,601	$50,000	$10,094,181
COC Termination	$3,266,000	$861,798	$3,258,374	$1,710,308	$22,224	$2,317,615	$50,000	$11,486,319
Retirement	–	–	$2,172,250	–	–	$899,633	–	$3,071,883
Death	–	–	$1,187,025	$380,494	–	$1,795,688	–	$3,363,207
Disability	–	–	$1,187,025	$1,615,982	–	$1,795,688	–	$4,598,695
Geoff M. Massingberd
Change of Control	–	$697,531	–	–	–	–	–	$697,531
Involuntary Termination	$1,250,000	–	$1,448,175	–	$8,666	$1,545,262	$35,000	$4,287,103
COC Termination	$1,250,000	$697,531	$2,172,262	–	$8,666	$1,931,567	$35,000	$6,095,026
Retirement	–	–	$1,448,175	–	–	$716,893	–	$2,165,068
Death	–	–	$791,358	–	–	$1,453,101	–	$2,244,459
Disability	–	–	$791,358	–	–	$1,453,101	–	$2,244,459
Robert Normile(7)
Change in Control	–	$653,718	–	–	–	$1,041,509	–	$1,695,227
Involuntary Termination	$2,497,500	$653,718	$1,448,175	–	$12,257	$1,893,486	$50,000	$6,555,136
COC Termination	$2,497,500	$653,718	$2,172,262	$8,071,325	$12,257	$2,973,076	$50,000	$16,430,138
Retirement	–	–	–	–	–	–	–	–
Death	–	–	$791,358	$4,977,772	–	$2,494,611	–	$8,263,741
Disability	–	–	$791,358	$4,709,706	–	$2,494,611	–	$7,995,675

(1) For these purposes, the representative bonus amount is determined for Messrs. Stockton, Debrowski, Farr and Normile in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given. Mr. Massingberd is entitled to only two times his salary in accordance with his letter agreement.

(2) Pursuant to the terms of the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP bonus as of December 31, 2012 if the participant leaves the Company on such date. However, the terms of the Severance Plan provide that executives will receive an amount representing a pro-rated annual bonus under the MIP that the executive would have received had the executive remained employed through the MIP bonus payment date based on actual performance at the end of the year. In the event of a Change of Control, this pro-rated amount will be based on the executive’s current target MIP bonus amount.

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid bonuses with respect to any performance periods that ended before the closing date. With respect to each performance period that includes the date of the change of control, such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance period as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance period to the date of the change of control (the “Adjusted Performance Period”) or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance Period, measuring for such purposes, the actual achievement of the performance objectives for the Adjusted Performance Period as of the date of the change of control. Such amounts shall be paid within 30 days following the change of control.

(3) We assume that in the event of a change of control only, the 2011-2013 Performance RSUs are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For termination of employment due to a COC Termination, retirement or an involuntary termination, we assume the same level of performance will be attained for fiscal year 2013 as the actual performance attained for fiscal years 2011 and 2012 in calculating the amounts shown for such termination event.

(4) Amounts shown reflect the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above the present value of the SERP benefit to be received upon retirement or voluntary termination of employment. These amounts are expressed as a lump sum present value amount, without reduction to reflect the possibility of forfeiture or recapture under the provisions described in the narrative disclosure to the “2012 Pension Benefits” table above.

(5) Stock Options: We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of option acceleration due to retirement (i.e., any termination of employment other than the participant’s death or termination by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of service with Mattel) or other termination of employment. Amounts shown assume that all stock options would be exercised immediately upon termination of employment or cancelled upon a change of control in exchange for a cash payment, as applicable. Stock option values represent the excess of the assumed value of the option shares or the change of control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $36.62 per share closing price of Mattel common stock on December 31, 2012. If the stock options were not immediately exercised or if a change-of-control transaction occurred in which stock options were not cashed out, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable, since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.

Extended Option Exercise Periods: Upon termination of employment, the stock option award agreements provide for extended option exercise periods, as follows:

•	For Messrs. Stockton, Farr, Debrowski and Massingberd, due to their age and years of service with Mattel, any termination of employment would qualify as retirement under the option award agreements; therefore, such stock options would remain exercisable for the lesser of five years or their remaining term, other than the August 2, 2012 stock option awards, which would be deemed granted within six months of such termination of employment. For Messrs. Stockton and Debrowski who were participants in the Severance Plan at the time of the August 2, 2012 stock option award, such stock options would remain exercisable for the lesser of three years or their remaining term in accordance with the Severance Plan; whereas for Mr. Farr, his August 2, 2012 stock option award would remain exercisable for the lesser of two years or the remaining term in accordance with the terms of his previous employment agreement.

•	For Mr. Normile, who is not retirement eligible, his stock option awards granted prior to his participation in the Severance Plan provide for the lesser of 90 days or their remaining term in the event of a termination of employment by Mattel without cause or by him for good reason, and the general provisions of the 2005 Plan and the 2010 Plan would apply in the event of death or disability or a termination of employment by Mattel without cause following a change of control. For stock options granted after September 2011 when he became a participant in the Severance Plan, such stock options would remain exercisable for the lesser of three years or their remaining term in the event of a termination by Mattel without cause or by Mr. Normile for good reason, before or after a change of control.

RSUs: We assume that in the event of a change of control only, the outstanding RSUs under the 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. With regard to the 2009 retention RSU grants to Messrs. Stockton, Farr and Normile under the 2005 Plan, such RSUs will be fully vested in the event of a change of control only. The amount shown in the table includes the value of the RSUs for which vesting would have been accelerated, based on a $36.62 per share closing price of Mattel common stock on December 31, 2012.

(6) Fringe benefits include: (i) for Messrs. Stockton, Debrowski, Farr and Normile, up to two years of outplacement services up to an aggregate maximum cost of $50,000 and (ii) for Mr. Massingberd, up to one year of outplacement services in accordance with Mattel’s current practice for executives. In the event that such NEO obtains new employment, the fringe benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

(7) In the Change in Control Termination scenario for Mr. Normile, pursuant to the terms of the Severance Plan, the total amount reflected would be subject to a “cut back,” which for purposes of the table set forth above is estimated to be approximately $984,824. Participants in the Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments cut back to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis. Under the hypothetical scenario here, such cut-back of payments would result in an estimated reduction of $984,824 for Mr. Normile, which is not reflected in the table. The actual amount of any such reduction can only be determined at the time of a change of control and/or Mr. Normile’s separation from Mattel.

COMPENSATION RISK REVIEW

The Compensation Committee enlisted Cook & Co. for assistance in performing a risk assessment of our executive compensation structure, programs and practices to determine whether those programs encourage excessive risk taking. Cook & Co. employed a framework to assist the committee in ascertaining any potential material adverse risks and how they may link with Mattel’s compensation programs. The results of Cook & Co.’s assessment, along with our Human Resources Department’s assessment for our Company-wide compensation structure, programs and practices, were presented to the Compensation Committee in January 2013. As part of its review and assessment, the Compensation Committee also considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives.

•	Long-term incentives provide a portfolio approach using Performance RSUs, stock options and time-vesting RSUs.

•	Under the MIP, the Company uses measures from the income statement, balance sheet and cash flow statement. For business group leaders, performance is measured 50% based on Company-wide results and 50% based on business group results. The performance measures are defined at the beginning of the performance period, with specific exclusions addressed in detail.

•	The Compensation Committee may apply negative discretion in determining bonuses earned under our MIP.

•	Cash and shares earned under our MIP and LTIP, respectively, are capped.

•	A formal performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.

•	Stock ownership guidelines for the most senior executives have been in place for over a decade, with new guidelines established beginning in 2007; we extended stock ownership guidelines to our business group leaders in 2011; and such stock ownership guidelines are reviewed annually by the Compensation Committee for individual compliance.

•	Formal equity grant procedures are in place.

Based on this assessment, we believe that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on Mattel.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION COMMITTEE

Michael J. Dolan (Chair)

Dr. Andrea L. Rich

Dean A. Scarborough

Kathy White Loyd

March 20, 2013

DIRECTOR COMPENSATION

The following table shows the compensation of the non-employee members of our Board for 2012.

Name (1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Michael J. Dolan	$120,000	$119,986	$16,000	$255,986
Robert A. Eckert(5)	$300,000	$100,001	$21,773	$421,774
Trevor A. Edwards(6)	$125,000	$144,985	$15,000	$284,985
Dr. Frances D. Fergusson	$110,000	$119,986	$16,500	$246,486
Tully M. Friedman(7)	–	–	$20,000	$20,000
Dominic Ng	$110,000	$119,986	$20,000	$249,986
Vasant M. Prabhu	$110,000	$119,986	$20,000	$249,986
Dr. Andrea L. Rich	$100,000	$119,986	$20,000	$239,986
Dean A. Scarborough	$110,000	$119,986	$15,000	$244,986
Christopher A. Sinclair	$170,000	$119,986	$16,500	$306,486
G. Craig Sullivan(8)	–	–	$20,000	$20,000
Dirk Van de Put	$110,000	$119,986	$15,000	$244,986
Kathy White Loyd	$110,000	$119,986	$15,000	$244,986

(1) During 2012, Mr. Stockton, as CEO and a member of the Board, did not receive any additional compensation for serving as a director other than the amounts attributed to him for recommended grants and matching charitable contributions under the director programs described below. All of his compensation for his services to Mattel is shown in the “2012 Summary Compensation Table.”

(2) For Mr. Edwards and Mr. Ng, some or all amounts shown were deferred under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”). Mr. Edwards deferred some amounts into the phantom stock account. See the narrative disclosure below for details.

(3) In 2012, each of our non-employee directors, other than Mr. Eckert, received an annual equity grant of 3,701 RSUs. Mr. Eckert received an initial grant of 3,603 RSUs on January 3, 2012 in connection with his service as the Chairman and a non-employee member of the Board. Amounts shown represent the grant date fair value of such shares computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 7 to Mattel’s Consolidated Financial Statements for 2012 contained in the Form 10-K filed with the SEC on February 26, 2013. The actual value, if any, that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2012. Stock awards consist of unvested RSUs and vested but deferred RSUs. Directors may elect to further defer payment until a later date under the Director DCP, which would result in a deferral of taxable income to the director. Consistent with the retirement provisions of our LTIP, Mr. Eckert’s stock awards also include one-third (or 74,284 Performance RSUs) of his target 2011-

2013 LTIP award. The final number of shares earned will be determined at the end of the 2011-2013 LTIP performance cycle. Option awards consist of exercisable and unexercisable stock options.

Name	Aggregate Stock Awards Outstanding as of December 31, 2012	Aggregate Option Awards Outstanding as of December 31, 2012
Michael J. Dolan	11,787	48,000
Robert A. Eckert	74,284	3,413,094
Trevor Edwards	4,449	–
Dr. Frances D. Fergusson	11,787	–
Tully M. Friedman	15,173	21,000
Dominic Ng	18,874	22,500
Vasant M. Prabhu	11,787	–
Dr. Andrea L. Rich	11,787	33,000
Dean A. Scarborough	18,874	12,000
Christopher A. Sinclair	11,787	33,000
G. Craig Sullivan	15,173	–
Dirk Van de Put	7,182	–
Kathy White Loyd	18,874	–

(4) The “All Other Compensation” column shows the amount of gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants Program and the Gift Matching Program for the applicable director. Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation make gifts of up to a total of $15,000 per year to one or more non-profit public charities that help fulfill the Foundation’s mission of serving children in need. The Mattel Children’s Foundation also will match up to $5,000 for any gifts that the director makes on his or her own, subject to certain limitations. The programs may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family. For Mr. Eckert, the “All Other Compensation” column also includes Company-provided home security system services.

(5) Mr. Eckert received cash compensation for his service as a director and Chairman of the Board from January 1, 2012, the date he no longer served as our CEO, until his retirement from his service as a director and Chairman of the Board effective December 31, 2012. Mr. Eckert’s director fees include a retainer of $200,000 for service as the Chairman of the Board.

(6) Mr. Edwards was elected as a new director of Mattel on March 14, 2012 and received a retainer of $25,000 and a grant of RSUs valued at $25,000 on such date, which represents a pro-rata of the annual director compensation for his service from March 2012 to the date of the 2012 Annual Meeting of Stockholders.

(7) Mr. Friedman did not stand for re-election at our 2012 Annual Meeting due to his retirement from the Board in May 2012.

(8) Mr. Sullivan did not stand for re-election at our 2012 Annual Meeting due to his retirement from the Board in May 2012.

Narrative Disclosure to Director Compensation Table

Non-employee directors received an annual retainer of $100,000, and each non-employee committee chair received an additional annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $20,000; and all other committees, $10,000. The non-employee Chairman received an additional annual retainer of $200,000. Further, each member of the Audit Committee received an additional annual retainer of $10,000. Directors had the option to receive either all or a portion of their annual retainer in the form of shares of Mattel common stock or to defer receipt under the Director DCP.

Non-employee directors also received annual grants of RSUs, with a fixed grant value of $120,000. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs have quarterly ratable vesting schedules but the non-employee director generally will receive actual shares of Mattel common stock in settlement of the vested RSUs on the earlier of the third anniversary of the grant date or the date his or her directorship terminates. We reserve the right to settle the units in cash equal to the fair market value of the stock, but do not anticipate doing so. The RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares or forfeited, we will pay the grantee cash equal to the cash dividends that he or she would have received if the units had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to further defer the receipt of the shares under the Director DCP.

If a non-employee director leaves our Board, the consequences for the RSUs depend on the circumstances of such departure:

•	If the departure occurs as a result of death, disability or retirement at age 55 or greater with five or more years of service, the RSUs vest in full;

•	If the departure is for cause, all of the RSUs will be forfeited; and

•	In all other circumstances, the unvested RSUs will be forfeited.

Under the general terms of the 2010 Plan, upon a change of control, any RSUs granted thereunder that are not assumed or substituted therefor by the acquirer in a change of control would vest in full upon the change of control.

In September and November 2008, the Board approved amendments to the Director DCP intended to comply with Section 409A of the Internal Revenue Code and to allow directors to defer common stock underlying their annual RSU grants under the Director DCP. The Board also amended the plan to allow deemed investments of account balances in the same investment options made available to participants in the DCP, including deemed investments in one or more of a number of externally managed institutional funds. Prior to the amendment, directors had the option of choosing between deemed investments in (i) a common stock equivalent or “phantom stock” account or (ii) an interest-bearing account with the same crediting rate as that available under the DCP. Similar to the DCP, the directors’ accounts do not have any “above-market” earnings or preferential earnings as defined in applicable SEC rules and regulations since the crediting rate investment option will always be set annually lower than the 120% of the applicable federal long-term rate, with compounding, and the rate of return for the externally managed institutional funds and the “phantom stock” accounts track the actual rate of return on the externally managed funds and investments in Mattel common stock.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or 10 annual installments, with payment made or commencing upon a director’s termination of service with the Board or upon the director achieving a specified age not to exceed 72. As of December 31, 2012, the following directors had the following aggregate balances of phantom stock units in the Stock Equivalent Account of the Director DCP, including deferred RSUs: Mr. Edwards, 633; Mr. Friedman, 174,513; Mr. Ng, 36,367; Dr. Rich, 12,594; Mr. Scarborough, 23,639; Mr. Sullivan, 59,587; and Ms. White Loyd, 23,157.

Mattel reimburses directors for their expenses incurred while traveling on Board business and permits directors to use Company aircraft when traveling on Board business, as well as commercial aircraft, charter flights and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to business use. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel on Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs or depreciation.

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. These guidelines currently state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership of five times the annual cash retainer paid to each member. The annual cash retainer is currently $100,000. For this purpose, stock holdings are valued at the greater of actual cost or current market value. Directors who have deferred any of their cash compensation into investments in Mattel stock equivalent accounts in the Director DCP receive credit for such amounts, valued at the current market value. In August 2010, our Board increased the target minimum level stock ownership requirement from three times to five times the annual cash retainer. Each of our Board members (other than the newest members of our Board, Mr. Van de Put and Mr. Edwards) has met the new target minimum stock ownership level. Mr. Van de Put has until December 1, 2016 to meet the target minimum level of stock ownership, and Mr. Edwards has until March 14, 2017 to meet the target minimum level of stock ownership.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding existing compensation plans, including individual compensation arrangements, under which equity securities of Mattel are authorized for issuance:

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	20,261,031	(2)	$22.33	(3)	30,392,569	(4)
Equity compensation plans not approved by security holders(5)	471,639	(6)	–		–
Total	20,732,670	*	$22.33	(3)	30,392,569

* This number includes approximately 14,629,668 shares issuable upon the exercise of outstanding options with a weighted average exercise price of approximately $22.33, 3,665,399 shares issuable from outstanding time-vesting RSUs, 1,965,964 shares issuable from outstanding Performance RSUs awarded under the 2011-2013 LTIP (representing the maximum number of shares that could be earned as of December 31, 2012 assuming maximum achievement of performance-related conditions in 2013 and the maximum TSR adjustment that may be earned for the three-year performance cycle, including dividend equivalents through December 31, 2012) and 471,639 shares credited to the accounts of participants under the DCP and Director DCP (the DCP and Director DCP are collectively referenced below as the “Deferred Compensation Plans”).

(1) Consists of the Amended and Restated Mattel 1996 Stock Option Plan, the 2005 Plan and the 2010 Plan.

(2) Represents 14,629,668 shares to be issued upon exercise of outstanding options, 3,665,399 shares of common stock subject to outstanding time-vesting RSUs and 1,965,964 shares issuable from outstanding Performance RSUs awarded under the 2011-2013 LTIP (representing the maximum number of shares that could be earned as of December 31, 2012 assuming maximum achievement of performance-related conditions in 2013 and the maximum TSR adjustment that may be earned for the three-year performance cycle, including dividend equivalents through December 31, 2012).

(3) Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting RSUs and Performance RSUs that become issuable without any cash payment required for such shares.

(4) Represents the number of securities remaining available for issuance under our 2010 Plan, assuming the issuance of the maximum number of shares payable under our 2011-2013 LTIP as of December 31, 2012.

(5) Consists of the Deferred Compensation Plans.

(6) Represents 471,639 shares credited to the accounts of participants under our Deferred Compensation Plans.

Deferred Compensation Plans

Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a phantom stock account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Board maintains a written Related Party Transactions Policy regarding the review, approval and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. Management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related person. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving a director (which term includes any director nominee), executive officer (within the meaning of Rule 3b-7 under the Exchange Act), person known by us to be the beneficial owner of more than 5% of our common stock or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions, and they are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. Also, we review information about security holders known by us to be beneficial owners of more than five percent of any class of our voting securities (see “Principal Stockholders” on page 10) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

PROPOSAL 2 –

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as we have described it in the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables, beginning on page 33. Our executive compensation programs are designed to enable us to recruit, retain and develop superior management talent, who are critical to our success. Such programs reward our NEOs for the achievement of specific annual and long-term goals, including overall Company and business group goals and the realization of increased stockholder value.

Strong stockholder support exists for our compensation decisions.

At our annual meeting of our stockholders last year, our stockholders approved the compensation of our 2011 NEOs with over a 95% approval. The Compensation Committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward Company and stock performance with responsible and balanced incentives. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interest to support long-term value creation.

The following is a summary of some of the key points of our executive compensation programs. We urge our stockholders to review the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables for more information.

Mattel’s 2012 financial and stock performance was very strong, and we provided value to our stockholders through return of cash.

•	During 2012, we paid annual total dividends of $1.24 per share, which reflects an increase of 35% from 2011, and we repurchased 2.3 million shares of our common stock at a cost of approximately $78 million.

•	Our stock price increased from $27.76 to $36.62 during 2012, reflecting a one-year Total Stockholder Return (“TSR”) of 37% compared to our peer group one-year median TSR of 15%.

•	Our stock price appreciation yielded a three- and five-year TSR of 27% and 19%, respectively, compared to our peer group three- and five-year median TSR of 15% and 7%, respectively.

•	Net cash flows from operating activities were approximately $1.28 billion, an increase of $611 million from 2011.

•	We also experienced growth in our worldwide net sales (2%) and earnings per share (2%), while our operating income declined (2%). In 2012, a litigation charge arising from the litigation between Mattel and MGA Entertainment, Inc. negatively impacted earnings per share by $0.25 or 11%. The litigation charge also resulted in reductions to operating income of $137.8 million or 13%.

We emphasize pay-for-performance and subject a significant amount of our NEOs’ pay to Mattel’s performance.

Our Performance RSUs are tied to our net sales, operating profit/capital deployment and our three-year TSR. Under our Long-Term Incentive Program (“LTIP”), we grant performance-based restricted stock units (“Performance RSUs”) every three years, which are earned only based on (i) our net sales and our net operating profit after tax less a capital charge measured annually and averaged over the three-year period, and (ii) our relative TSR over the three-year performance cycle. We performed at approximately 122% under the annual performance measures for 2012 under our LTIP due largely to our strong capital deployment. Our TSR is compared to the relative TSR of the S&P 500 during the same period. The TSR measure is designed to increase performance compensation when our stockholders are achieving above-market returns and reduce performance compensation when our stockholders are receiving below-market returns. As further emphasis on our pay-for-performance philosophy and commitment to aligning our executives’ long-term interests with those of our stockholders, awards under our Performance RSUs are denominated and paid in shares, instead of cash.

Our annual performance-based cash incentives drive our profitability as well as cash and working capital management. Under our annual performance-based cash incentive plan, or MIP, we provide incentive compensation based on three performance measures that we believe drive TSR. In 2012, under our MIP we achieved, and paid cash awards based on, approximately 173% of target, as follows:

•	131.6% of target for our annual adjusted operating profit goal (weighted 75%),

•	160.0% of target for our annual adjusted free cash flow goal (weighted 25%), and

•	Our maximum annual gross margin percentage goal, which acts as a multiplier (125.0%) of the amounts earned under the first two financial measures.

Our pay mix focuses on equity compensation aligned with our stockholders interests.

We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation programs. In 2012, equity awards ranged between approximately 50% and 70% of our NEOs’ compensation opportunities. Our equity-based long-term incentives have been designed as a portfolio mix of the following components:

•	Performance RSUs – awarded every three years and shares earned based on a performance-related component measured against annual goals for each year in the three-year performance cycle and a three-year market-related relative TSR component;

•	Stock options – annual grants that have value only with stock price appreciation and continued service over time; and

•	Time-vesting RSUs – annual grants that put significant value at risk and are effective as an ownership and retention tool, particularly since vesting commences on the second anniversary of the grant date.

We provide competitive pay opportunities that are intended to reflect best practices.

Our executive compensation programs provide competitive pay opportunities and are intended to reflect best practices. Our Compensation Committee has, among other things, taken the following actions:

•	We set target total direct compensation for our NEOs generally at the median of our comparator peer group.

•	We transitioned away from individual executive agreements by implementing a Severance Plan for executive officers that eliminates gross-ups of excise taxes, limits severance benefit levels to two times and eliminates continuations of certain fringe benefits at our expense.

•	We shifted from single-trigger equity acceleration in the event of a change of control to double-trigger acceleration for all equity awards granted on or after May 12, 2010.

•	We do not provide a corporate aircraft for personal travel for our new CEO.

•	We discontinued tax gross-up payments on perquisites and benefits, except for relocations and related international tax compliance that are under our control, are at our direction and benefit our business operations.

•	We maintain meaningful stock ownership guidelines that align our management’s long-term interests with our stockholders and discourage excessive risk-taking.

We are committed to having strong governance standards with respect to our compensation programs and practices.

•	Our Compensation Committee is comprised solely of independent directors.

•	Our Compensation Committee has engaged its own independent compensation consultant who performs an annual comprehensive market analysis of our executive compensation programs and pay levels and confirms their independence.

•	We prohibit Board members, officers and employees from engaging in short-term or speculative transactions in our shares.

•	We have implemented equity compensation grant procedures that comply with evolving best practices.

•	Our Compensation Committee oversees and periodically assesses the risks associated with our Company-wide compensation structure, programs and practices to determine whether they encourage excessive risk-taking.

•	Our Compensation Committee is committed to adopting a clawback policy in 2013 related to the recovery of compensation paid to executives in the event of a material restatement of financial results.

Recommendation

The Board believes that the information provided above and within the “Compensation Disclosure” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2014 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION OF MATTEL’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 –

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Incurred for Services by PricewaterhouseCoopers LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2012 and 2011:

Fees	2012	2011
Audit fees(1)	$7,156,000	$6,514,000
Audit-related fees(2)	$267,000	$195,000
Tax fees(3)	$3,494,000	$4,187,000
All other fees	–	–
Total	$10,917,000	$10,986,000

(1) Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents and statutory audits required internationally.

(2) Audit-related fees consisted primarily of agreed upon procedures engagements and the audits of employee benefit plans.

(3) Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $865,000 for 2012 and $383,000 for 2011, (ii) tax consultation and other tax services related to Mattel’s acquisition of HiT Entertainment, Inc. of $3,045,000 for 2011, and (iii) other tax advice, tax consultation and tax planning services of $2,629,000 for 2012 and $759,000 for 2011.

The charter of the Audit Committee provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;

•	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;

•	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence;

•	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and

•	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2012 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

PROPOSAL 4 –

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT CHAIRMAN OF

THE BOARD

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2013 Annual Meeting of Stockholders. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of 100 shares of Mattel common stock and has advised Mattel that he intends to continue to hold the requisite amount of shares through the date of the 2013 Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Proposal 4 – Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the Chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at nearby Sempra Energy.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to “D” with “High Governance Risk” and “High Concern” in Executive Pay – $24 million for our ex-Chairman Robert Eckert. Mattel had previously forgiven a $5 million loan to Mr. Eckert and Mattel paid Eckert’s taxes on his $5 million gain. Eckert had $18 million in accumulated pension benefits. Pension benefits are not linked directly to company performance and are difficult to justify in terms of shareholder value. Eckert, who retired as CEO, continued as Chairman for one-year. This arrangement has a history of failure because the former CEO is often unable to let the new CEO take full management control.

Bryan Stockton, our new CEO, will be given an increase in annual target bonus from 85% to 150% of base salary and an increase in target long-term incentive program award from $2.5 million to $4.5 million. Mr. Stockton was also given a $1.5 million equity grant. Such practices suggested that executive pay was not aligned with shareholders’ interests according to GMI.

Four directors had 11 to 16 years long-tenure which could erode director independence. An independent perspective is so valued for a board of directors. Instead long-tenured directors controlled half the seats on our most important board committees, 67% of our executive pay committee and the Lead Director position.

Our directors removed our shareholder right to cumulative voting and our shareholder right to fill director vacancies. Our directors scuttled our opportunity to vote on a 2011 shareholder proposal for 10% of shareholders to call a special meeting. Instead our directors substituted their proposal to make it more difficult for shareholders to call a special meeting.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Independent Board Chairman – Proposal 4

* * * * * * * * * * *

The Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:

Mattel’s Board Leadership Structure Should Be Evaluated Periodically Instead of Dictated by the Proposal’s “One-Size-Fits-All” Approach. Part of Mattel’s directors’ fiduciary duties is to determine that the Board’s leadership structure is appropriate given Mattel’s specific characteristics or circumstances at the time. Accordingly, as discussed above under “The Board of Directors and Corporate Governance – Board Leadership Structure,” Mattel’s governing documents provide the Board with maximum flexibility to select the most appropriate leadership structure for the Company, including, when appropriate, separating the positions of Chairman and CEO (which the Board has done in the past). We believe that the Company and its stockholders benefit from this flexibility, and that the Board is best positioned to lead this evaluation since the Board has extensive knowledge of the Company’s strategic goals, opportunities and challenges. Thus, we believe that it is important for the Board to continue to determine on a case-by-case basis the most effective leadership structure for Mattel, rather than take the “one-size-fits-all” approach to Board leadership requested by this stockholder proposal.

Mattel’s Current Board Leadership Structure Best Serves Mattel and Its Stockholders. The Board periodically evaluates Mattel’s Board leadership structure and is not committed to one particular leadership structure. The Board believes that at the present time, Mattel and its stockholders are best served by a leadership structure in which a single person serves as Chairman and Chief Executive Officer, counterbalanced by a strong, independent Board led by an independent lead director who has specifically-enumerated powers and specified responsibilities. The Board believes that at the present time this leadership structure strikes the optimal balance between unified leadership and effective independent oversight, as discussed in more detail above under “The Board of Directors and Corporate Governance – Board Leadership Structure.”

Mattel’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight. Mattel’s Board is committed to good corporate governance and has adopted practices and procedures that promote Board independence and effective oversight of management:

•	All but one director on Mattel’s Board (Mr. Stockton, our Chairman and Chief Executive Officer) is independent, as defined under Mattel’s and Nasdaq’s director independence standards. Independent directors thus compose greater than 90% of the Board, well above the majority standard required by Nasdaq. As described in their biographies above, the Board’s independent directors possess the relevant business experience and skills to oversee management.

•	The Audit Committee, the Governance and Social Responsibility Committee, and the Compensation Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters, such as the integrity of Mattel’s financial statements, the evaluation of the Board and its Committees, and the compensation of Mattel’s executive officers. Mr. Stockton does not serve on any of the Board Committees.

•	The Governance and Social Responsibility Committee annually evaluates each director, and recommends to the Board whether each should be nominated for election to a one-year term.

•	The independent directors meet in executive session without the presence of management at least once every quarter.

•	The Board also recognizes the importance of strong independent Board leadership. Mattel’s Corporate Governance Guidelines require that the independent directors select an independent lead director when the Chairman is not independent. The independent directors have selected Mr. Sinclair to serve as the independent lead director. The independent lead director’s responsibilities mirror those typically performed by an independent Chairman and include the following:

–	Presides at all meetings of the Board at which the Board Chairman is not present, including executive sessions of the independent directors;

–	Serves as liaison between the Board Chairman and the independent directors;

–	Approves information sent to the Board;

–	Approves meeting agendas for the Board;

–	Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

–	Has the authority to call meetings of the independent directors; and

–	If requested by major stockholders, ensures that he is available for consultation and direct communication.

Mattel’s Executive Compensation Program Incorporates Strong Corporate Governance Practices, Is Voted on Annually by Stockholders and Has Received Overwhelming Support. The stockholder proposal attempts to justify imposing a “one-size-fits-all” approach to Board leadership in part by criticizing Mattel’s executive compensation practices. As discussed in detail under “The Board of Directors and Corporate Governance – Board Committees – Compensation Committee” and “Compensation Disclosure – Compensation Discussion and Analysis” above, we have implemented strong governance standards with respect to executive compensation. Further, at Mattel’s 2012 and 2011 Annual Meetings of Stockholders, more than 95% and 93%, respectively, of the votes cast voted to approve the compensation provided to Mattel’s Named Executive Officers.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2012, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

DEADLINE FOR FUTURE PROPOSALS, NOMINATIONS AND RECOMMENDATIONS BY STOCKHOLDERS

Stockholder Proposals and Nominations

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in Mattel’s proxy materials for the 2014 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than November 26, 2013 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting (no earlier than January 10, 2014 and no later than February 9, 2014). However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date. This advance notice must set forth:

•	In the case of a nomination of one or more candidates for the Board, certain information set forth in our Bylaws (generally as described below) about both the nominee(s) and the stockholder making the nomination; and

•	In all other cases:

–	A brief description of the business desired to be brought before the meeting, the text of the proposal or business and the reasons for conducting that business at the meeting; and

–	Certain other information set forth in our Bylaws and/or required by law.

If a stockholder desires to have a proposal to conduct business (other than nominations) included in Mattel’s proxy materials for the 2014 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our Bylaws, as described in the two immediately preceding paragraphs. Any required written notices should be sent to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Recommendations of Director Candidates

Under our Director Nominations Policy, stockholder recommendations of nominees to the Board must also comply with the advance notice requirements in our Bylaws, including the requirement to submit such recommendations within the timeline outlined above. Any such recommendation must include the following information:

•	Candidate Information and Requirements – name, age, business address, residence address, principal occupation, citizenship, the number of shares owned directly or beneficially, written consent to serve as a director if elected, all other information that would be required to be disclosed in a proxy statement under the Exchange Act, a description of any arrangements and material relationships during the past three years between the recommending stockholder and the nominee (or their affiliates or associates or others acting in concert therewith), and a completed and signed questionnaire, representation and agreement as may be required by the Bylaws.

•	Recommending Stockholder Information and Requirements – name, address, the number of shares beneficially owned, and certain representations and other information as may be required by the Bylaws.

Recommendations for director candidates should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

SOLICITATION OF PROXIES

Mattel will pay the cost of soliciting proxies for the Annual Meeting. We expect that proxies will be solicited principally through the use of the mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter, but they will not receive any additional compensation for these efforts.

In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $10,000, plus out-of-pocket costs and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at this year’s Annual Meeting.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice of Internet Availability of Proxy Materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

March 26, 2013

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

MATTEL

MATTEL, INC.

333 CONTINENTAL BLVD.

EL SEGUNDO, CA 90245-5012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, on or before May 9, 2013 or the PIP Shares Special Voting Cut-Off Date.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Mattel, Inc. in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53944-P36046

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MATTEL, INC.

The Board of Directors recommends a vote “FOR” all nominees listed.

For Against Abstain

1. Election of Directors.

Nominees:

1a. Michael J. Dolan

1b. Trevor A. Edwards

1c. Dr. Frances D. Fergusson

1d. Dominic Ng

1e. Vasant M. Prabhu

1f. Dr. Andrea L. Rich

1g. Dean A. Scarborough

1h. Christopher A. Sinclair

1i. Bryan G. Stockton

1j. Dirk Van de Put

1k. Kathy White Loyd

The Board of Directors recommends a vote “FOR” Proposal 2.

For Against Abstain

2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.

The Board of Directors recommends a vote “FOR” Proposal 3.

3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2013.

The Board of Directors recommends a vote “AGAINST” Proposal 4.

4. Stockholder proposal regarding an independent Chairman of the Board.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

MATTEL, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The 2013 Annual Meeting of Stockholders of Mattel, Inc. will be held on Friday, May 10, 2013 at 9:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, CA 90266. We will consider and act on the following items of business at the Annual Meeting:

1. Election of the eleven directors named in the Proxy Statement.

2. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.

3. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2013.

4. Stockholder proposal regarding an independent Chairman of the Board.

5. Such other business as may properly come before the Annual Meeting.

The Mattel, Inc. Proxy Statement describes each of the items of business above in more detail. The Board of Directors recommends a vote FOR each of the eleven directors named in the Proxy Statement, a vote FOR the proposals described above in items 2 and 3, and a vote AGAINST the proposal described above in item 4.

If you were a holder of record of Mattel, Inc. common stock at the close of business on March 15, 2013, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel, Inc. common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel, Inc.’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, during normal business hours for ten days prior to the Annual Meeting and at the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 546-7511.

By Order of the Board of Directors

Robert Normile, Secretary

El Segundo, California, March 26, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Annual Report and Admission Policy are available at www.proxyvote.com.

M53945-P36046

MATTEL, INC.

The undersigned stockholder of Mattel, Inc. hereby appoints Bryan G. Stockton, Robert Normile and Christopher A. Sinclair, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. common stock held of record by the undersigned on March 15, 2013, at Mattel, Inc.’s Annual Meeting of Stockholders, to be held on May 10, 2013, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders named herein may vote for substitute nominees at their discretion.

The following applies only with regard to any shares of Mattel, Inc, common stock that you held as of March 15, 2013 as a participant in the Mattel, Inc. Personal Investment Plan (“PIP”), a 401(k) plan (“PIP Shares”): As a named fiduciary for voting purposes, you hereby direct Wells Fargo Bank, N.A., as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 7, 2013 (“PIP Shares Special Voting Cut-Off Date”). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.

Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.

(Continued, and to be marked, dated and signed on reverse side.)

ADMISSION POLICY

MATTEL, INC.

2013 Annual Meeting of Stockholders

Friday, May 10, 2013

Manhattan Beach Marriott

1400 Parkview Avenue, Manhattan Beach, California 90266

9:00 A.M., Los Angeles time (registration will begin at 8:00 A.M., Los Angeles time)

IMPORTANT:    In order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2013 ANNUAL MEETING

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 15, 2013, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 15, 2013.

A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Please note that many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 15, 2013, please call Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 15, 2013.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 15, 2013.

(continued on reverse)

Examples of proof of ownership include the following: (1) an original or a copy of the voting instruction form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 15, 2013, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 15, 2013.

If you acquired your shares of Mattel common stock at any time after the close of the business on March 15, 2013, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	Valid personal photo identification (such as a driver’s license or passport), and

•	Proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•

If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 15, 2013, or (2) a brokerage account statement as of a date after March 15, 2013 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 15, 2013.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 15, 2013, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 15, 2013, and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock after the close of business on March 15, 2013, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock after the close of business on March 15, 2013, and

•	Valid personal photo identification (such as a driver’s license or passport).